Exhibit 10.10




                           January 1, 2003
                           PIZZA HUT, INC.
                     TERRITORY FRANCHISE AGREEMENT


                           TABLE OF CONTENTS

                                                             Page

ARTICLE I.      FRANCHISE RIGHT GRANTED.........................2
ARTICLE II.     DUTIES OF COMPANY AND TRAINING..................5
ARTICLE III.    MANUAL AND STANDARDS OF OPERATION, QUALITY,
                CLEANLINESS, AND SERVICE........................7
ARTICLE IV.     DUTIES OF OPERATOR, PRETESTING,UNIFORMS,
                INSPECTIONS.....................................8
ARTICLE V.      ERECTION OF BUILDING AND COMMENCEMENT
                OF BUSINESS....................................11
ARTICLE VI.     ADVERTISING AND CO-OPS.........................11
ARTICLE VII.    COMPANY'S MARKS................................15
ARTICLE VIII.   PURCHASE OF EQUIPMENT, SUPPLIES, AND OTHER
                PRODUCTS.......................................16
ARTICLE IX.     FRANCHISE FEES; DEVELOPMENT SCHEDULE...........16
ARTICLE X.      BOOKS, RECORDS, GROSS SALES....................20
ARTICLE XI.     COVENANT REGARDING OTHER BUSINESS INTERESTS....21
ARTICLE XII.    INTERFERENCE WITH EMPLOYMENT RELATIONS.........22
ARTICLE XIII.   USE OF PREMISES................................23
ARTICLE XIV.    SECRET RECIPES AND OTHER SECRET INFORMATION....23
ARTICLE XV.     LEASE APPROVAL.................................23
ARTICLE XVI.    TRANSFER OF INTEREST...........................23
ARTICLE XVII.   PARTNERSHIP AND CORPORATE OPERATORS............26
ARTICLE XVIII.  PERMITTED ASSIGNMENTS..........................27
ARTICLE XIX.    DEFAULT AND TERMINATION........................28
ARTICLE XX.     RIGHTS AND OBLIGATIONS UPON TERMINATION OR
                NONRENEWAL.....................................31
ARTICLE XXI.    RENEWAL........................................32
ARTICLE XXII.   REPAIR AND MAINTENANCE.........................35
ARTICLE XXIII.  ADDITIONAL TRADEMARKS..........................35
ARTICLE XXIV.   INSURANCE......................................35
ARTICLE XXV.    INDEMNIFICATION................................36
ARTICLE XXVI.   RELATIONSHIP OF PARTIES........................36
ARTICLE XXVII.  EXECUTION, INTERPRETATION, NOTICES.............37
ARTICLE XXVIII. REQUESTS FOR WAIVERS AND CONSENTS..............39
ARTICLE XXIX.   RELEASE........................................39



                                2003
                         PIZZA HUT, INC.
                      FRANCHISE AGREEMENT
                       (1990 REPLACEMENT)

        THIS AGREEMENT made as of this 1st day of January, 2003, by and between PIZZA HUT, INC., a California corporation, with its principal place of business at Dallas, Texas (hereinafter called "Company"), and American Pizza Partners, L.P. (hereinafter called "Operator" and defined in Article XXVII.C.):

                             WITNESSETH:

        WHEREAS, Company is the owner of a pizza distribution business operated by it and by its licensees throughout the United States and in certain foreign countries under the name and mark "Pizza Hut";
        WHEREAS, Company has developed and continues to develop and owns a system for merchandising pizza and certain related foods, which system includes distinctive signs, food recipes, uniforms, and various trade secrets and other confidential information, and in some cases also includes architectural designs, equipment specifications, layout plans, inventory and record-keeping techniques, and marketing techniques (hereinafter called "System");
        WHEREAS, Company developed the System through the expenditure of time, money, and effort and has maintained high standards of quality and service for operations in the System, as a result of which the System has acquired valuable goodwill and a favorable reputation;
        WHEREAS, Company identifies the System by certain trademarks, trade names, service marks, symbols, slogans, emblems, logos, designs, and other indicia of origin (hereinafter called "Company's Marks"), including the trademark, trade name, and service mark "Pizza Hut" and such other marks as may be designated by Company in writing as being authorized for use in the System, all of Company's Marks being owned by Company and used by Company and its licensees to identify for the public the source of the services rendered in accordance with the System and the high standards of quality attendant thereto;
        WHEREAS, the parties hereto have previously been parties to a 1990 Pizza Hut, Inc. Franchise Agreement (the "1990 Franchise
Agreement") governing the System business conducted by Operator within the same geographical territory as hereafter specified;
        WHEREAS, the parties hereto mutually desire to supersede the 1990 Franchise Agreement and any amendments thereto, with this Franchise Agreement in order to satisfactorily redefine their respective rights and obligations;
        WHEREAS, Operator desires to continue to enjoy the benefits of operating under the System and using Company's Marks, and to continue to be licensed to operate one or more facilities within the System in strict accordance with the standards and specifications established by Company; and
        WHEREAS, Company is willing to grant Operator a license under Company's Marks and the System, subject to Operator's strict compliance with the terms and conditions of this Agreement;
        NOW, THEREFORE, the parties hereto, in consideration of the mutual agreements herein contained and promises herein expressed and for other good and valuable consideration, receipt of which is hereby acknowledged, do hereby agree as follows:

                           ARTICLE I.

                     FRANCHISE RIGHT GRANTED

        A.	1.	Company hereby grants to Operator, for a period of
thirty (30) years beginning on January 1, 2003, subject to renewal as provided in Article XXI., the right and license, and Operator hereby undertakes the obligation, to operate the business described below under the mark "Pizza Hut" and such other of Company's Marks as may be designated by Company, and to operate such business solely in accordance with Company's System, and only at locations in the following geographical territory (hereinafter called the "Territory"):

Counties of Big Horn, Carbon, Dawson, Fallon, Richland,
Roosevelt, Sheridan and Valley, Montana

        The business in which Operator is licensed to engage within the Territory consists of the operation of "System Restaurants." For purposes of this Agreement, "System Restaurants" comprise only the following concepts within the System: (a) Pizza Hut Restaurants
("Pizza Hut Restaurants") - (Company's original concept) from which Pizza Hut pizza (and other System-authorized food and beverage items) are sold for dine in (on-premises) and carryout (off-premises) consumption; and may be delivered for off-premises consumption; in order to be a Pizza Hut Restaurant, a restaurant must have either at least 30 seats or at least 15% of its sales attributable to dine-in service; (b) Delivery Restaurants ("Delivery Restaurants") - from which Pizza Hut pizza (and other System-authorized food and beverage items) are delivered for off-premises consumption; (c) Delivery/Carryout restaurants ("Delco Restaurants") - from which Pizza Hut pizza (and other System-authorized food and beverage items) are sold for carryout and/or delivered, all for off-premises consumption; and (d) Express Restaurants ("Express Restaurants") - from which a limited menu of Pizza Hut pizza (and other System-authorized food and beverage items) are sold for immediate on- or off-premises consumption (throughout this Agreement, the phrase "System Restaurant Concepts" refers to the four (4) concepts, described above, that jointly constitute "System Restaurants"). Company reserves the right (in its reasonable discretion and consistent with the foregoing definitions and limitations) to clarify the portions of the entire System that fall within the term "System Restaurants," and to distinguish (and set differing standards for) the various System Restaurant Concepts.

        2.	With respect to any System Restaurants within the Territory
which (i) are subject to the 1990 Franchise Agreement as of the date hereof, or (ii) were at any time subject to the 1990 Franchise
Agreement and subsequently became subject to a Pizza Hut New
Construction Franchise Agreement ("NCFA") between Company and
Operator, such System Restaurants shall, effective as of January 1, 2003, be subject to the provisions of this Agreement. The 1990
Franchise Agreement and the NCFAs relating to System Restaurants as described in clause (ii) of the preceding sentence shall be superseded in all respects by this Agreement. The foregoing shall not release Operator or Company from the following ("Surviving Claims"): (i) any liability for monetary obligations existing prior to January 1, 2003, including obligations arising pursuant to Article VI or Article IX of the 1990 Franchise Agreement or (ii) any indemnification liability under Article XXV of the 1990 Franchise Agreement based upon facts or circumstances existing prior to January 1, 2003.

        3.	Company and Operator may have entered into certain
amendments, supplements or side agreements relating to the 1990 Franchise Agreement or one or more NCFAs which have been merged into this Agreement (collectively, the "Side Agreements"). Company and Operator intend that certain or all of the Side Agreements shall continue in full force and effect after the execution and delivery of this Agreement. To the extent that the provisions of the Side Agreements are in direct conflict with the provisions of this Agreement, the provisions of the Side Agreements shall control. All of the Side Agreements which Company and Operator intend to remain in full force and effect are identified on Schedule D.

        B.	During the term of this Agreement, Company shall not
establish nor license another to establish within the Territory, except under the conditions set forth in Articles I.D. or IX., a System Restaurant. Operator acknowledges and agrees that, subject only to the preceding sentence and to Article I.D., Company retains, among others, the right to sell any product under the Company's Marks or any other name or mark to any purchaser within the Territory.

        C.	Operator shall conduct its System Restaurant business only
at locations within the Territory. The establishment of Operator's
System Restaurants shall be in accordance with this Agreement and the terms and conditions of this Agreement shall automatically extend to and govern the respective rights, duties, and obligations of Company and Operator as to each such location, including the payment to Company by Operator of an initial franchise fee and monthly service fee for each System Restaurant as provided in Article IX.A., the same as if a separate franchise agreement had been executed for each such System Restaurant. No System Restaurant of Operator shall be established at a location within a two (2) mile radius of any then-existing Pizza Hut Restaurant without the Company's prior written consent.

        D.	1.	During the term of this Agreement, Company may develop
one or more new methods of distributing pizza, pasta, or other Italian food items similar to Italian food items approved by Company for sale in System Restaurants using Company's Marks (hereinafter called "New Concepts"), which may or may not involve restaurants. Company may, at its sole discretion, permit Operator to participate in testing a New
Concept. If the New Concept cannot (in Company's reasonable judgment) be exploited by a majority of Company's franchisees in the United
States due to legal or institutional barriers, Company may nevertheless implement (or license others to implement) the New
Concept, provided that, if Operator is in "good standing" (as defined below), Company must pay Operator an amount equal to two and one-half percent (2.5%) of the gross sales of the New Concept within the Territory. In all other circumstances, the Company may implement the New Concept only pursuant to Article I. D. 2.

        2.	If the New Concept can (in Company's reasonable judgment)
be exploited by a majority of Company's franchisees in the United
States, and if the testing demonstrates an acceptable unit return
(which is defined to be a fifteen percent (15%) cash-on-cash return on the capital investment including the initial fee for the New Concept, and treating the ongoing royalty for the New Concept as an expense, but excluding the cost of financing), and if Operator is in "good standing" (as defined in Article I. D. 3.), the New Concept will be released to Operator (whether or not Operator participated in the test) subject to payment of a $25,000 initial fee and ongoing royalty for the New Concept (the ongoing royalty shall not exceed the fee provided in this Agreement). The New Concept when released becomes a System Restaurant for purposes of this Agreement and will be governed by this Agreement.

        a.	Following the release of a New Concept to Operator and
other franchisees within the System, Company shall publish to the System an evaluation of the total development potential for the New Concept. Once the System has developed five percent (5%) of the potential total, Company can at any time mandate to Operator and other franchisees within the System development of the New Concept. At the time of the mandate, Company will notify Operator of Company's projection of the total development potential of the New Concept within the Territory. If Operator desires to implement the New Concept, Operator must submit to Company within thirty (30) days after Company's mandate, Operator's proposed five (5)-year schedule for development of the New Concept in the Territory. Within thirty (30) days thereafter, Company shall either accept Operator's proposed development schedule, or counterpropose a different five (5)-year development schedule. Operator shall have fifteen (15) days from the date Company accepts Operator's proposed development schedule or counterproposes its own development schedule within which to elect in writing to undertake to establish the New Concept according to the terms of the development schedule.

        b.	If Operator fails to make that election or fails to meet
the development schedule, then Company, to the exclusion of Operator, may at any time itself develop the New Concept within the Territory, but may not license the New Concept or a facility in which it is implemented until the third anniversary of the opening of each such outlet featuring the New Concept. After the third anniversary, Company may license the outlet to another but only if Company first offers to Operator (if Operator is then in good standing as defined in Paragraph
I. D. 3.) the right of first refusal, for thirty (30) days, to acquire the assets of the outlet at the price and terms offered by the third party (or the cash equivalent of noncash consideration offered by the third party), together with the franchise of the right to operate it pursuant to this Agreement.

        c.	In establishing a development schedule for a New Concept,
Company shall take into account criteria including potential sales volume, market demographics, saturation analysis, diversion of sales from Operator's other System Restaurants, and physical and geographic characteristics of areas in the Territory.

        3.	Operator is in "good standing" if there is no outstanding
notice of Operator's default under this Agreement that has not been cured. If Operator is not in good standing, Company will notify
Operator to that effect, and will tell Operator how to return to good standing; upon Operator's return to good standing, Company will (as appropriate) begin paying the passover royalty to Operator or release the New Concept to Operator.

        4.	Company may periodically develop or offer concepts
primarily for use in connection with and integration within a System Restaurant (a "Multi-Brand Concept") and prepare license agreements ("YUM! Brands Multi-Brand License Agreements") for use in connection therewith. If any Multi-Brand Concept qualifies as a New Concept, then until January 1, 2011: (i) the service fee rate for such New Concept shall not exceed the applicable Service Fee rate, and (ii) the advertising fee rates shall not exceed the advertising fee rates required under Articles VI.A.9 and VI.C below. Effective January 2, 2011, such rates for a New Concept subject to the preceding sentence shall be as described in the applicable then-current YUM! Brands Multi-Brand License Agreement, except that with respect to pizza items sold in connection with the New Concept which is a Multi-Brand Concept, any service fee rate shall in no event exceed the applicable Service Fee rate and any advertising fee rates shall not exceed the advertising fee rates required under Articles VI.A.9 and VI.C below. Nothing contained in this Article I.D.4 shall relieve or discharge PHI from its obligations pursuant to Article I.B, Article I.D.1 and
Article I.D.2 above, including without limitation PHI's obligation to release a New Concept to Operator as therein provided, even if the Multi-Brand Concept is licensed under a separate agreement.

                        ARTICLE II.

             DUTIES OF COMPANY AND TRAINING

        Company will assist Operator in the proper operation of the System Restaurant business in the following manner:

        A.	At the request of Operator, Company will help Operator
select suitable locations by furnishing established criteria for use by Operator in evaluating and selecting locations, including location inspections as reasonably determined by Company. Final approval of locations must be obtained in writing from Company, if Company so advises or has so advised Operator. If Operator intends to develop a System Restaurant within the Territory at a location within two (2) miles of the border of the Territory, Operator shall not proceed with such development without first having obtained the written consent of Company. Prior to developing a Company-owned System Restaurant at a location outside of the Territory but within two (2) miles of the border of the Territory, Company shall take into account criteria including potential sales volume, market demographics, saturation analysis, diversion of sales from Operator's other System Restaurants, and physical and geographical characteristics; provided, however, that no notice to or consent of Operator shall be required for such development.

        B.	1.	Company will offer training programs for employees of
each of Operator's System Restaurant Concepts at locations and at times selected by Company. Company will bear the costs of providing training programs, including the overhead costs of training, staff salaries, materials, and all technical training tools. Operator shall pay all traveling, living, compensation, and other expenses incurred by Operator and/or Operator's employees in connection with attendance at training programs. The operation and manner of conducting such programs shall be in the sole control of Company.

        2.	Operator will not allow any System Restaurant operated
pursuant to this Agreement to be managed by any person who has not either 1) attended and successfully completed the management training course designated by Company for the System Restaurant Concept at issue, or 2) recently had a minimum of three (3) months experience managing a System Restaurant operating within the same System Restaurant Concept. In the event a restaurant manager resigns or is terminated, Operator will not be in default of such requirement if the successor restaurant manager commences the required training course within ninety (90) days of first assuming the duties of a restaurant manager and successfully completes said course. The required training course conducted at Company's facilities will not extend beyond two
(2) weeks and will be structured so as to provide practical training in the implementation and operation of the applicable System Restaurant Concept(s).

        3.	If Operator has or implements a management training program
and has utilized Company's management training program for one (1) year, Operator may request in writing that Company approve Operator's management training program as an alternate method of complying with the requirement of Article II.B.2. In such event, if Operator satisfies Company that Operator's program is at least the equivalent of Company's program, Company will certify such program. Company shall have the right to continually review Operator's management training program and to revoke the certification of such program whenever it fails (in Company's sole discretion) to satisfy the equivalency standard set forth above, as it may change from time to time.

        C.	Company will provide at no cost to Operator, upon
Operator's thirty (30) day advance request or as Company may deem appropriate, a qualified Company representative at Operator's initial location within each System Restaurant Concept for the first three (3) days of operation to train personnel and otherwise assist in the opening of the establishment.

        D.	Company will make available to Operator from time to time
Company's advice and assistance in the proper operation of System
Restaurants as Operator may reasonably request.

        E.	Company will provide on loan, at no cost to Operator, one
(1) set of the appropriate portion(s) of Company's detailed Manual
(which is more fully described in Article III.) for each System
Restaurant of Operator. The portion(s) of the Manual to be provided to Operator may vary, depending upon the System Restaurant Concept involved. Additional sets may be obtained on loan from Company for a reasonable fee to be set by Company.

                           ARTICLE III.

                MANUAL AND STANDARDS OF OPERATION,
                QUALITY, CLEANLINESS, AND SERVICE

        A.	The Manual, and all portions of and all copies of the
Manual, shall remain the property of Company and shall be returned to Company upon termination or nonrenewal of this Agreement.

        B.	1.  In the Manual, among other publications, Company will
promulgate standards of operation for each of the System Restaurant Concepts, and standards of quality, cleanliness, and service for all food, beverages, furnishings, interior and exterior decor, supplies, fixtures, and equipment used in connection with each System Restaurant Concept. Operator shall at all times conform to such standards.
Company may, from time to time, change the standards, in which case Operator shall comply with any new or changed standard.

        2.	No new or changed standard calling for expenditures by
Operator which Company considers to be substantial will be required by Company unless the proposed standard is pretested in a reasonably representative sample of System Restaurants, constituting at least five percent (5%) of the System Restaurants in the United States operating within the same System Restaurant Concept(s), and the results of such pretesting demonstrate customer acceptance and operational feasibility. Company will also consider the financial implications in connection with such proposed standard. The System Restaurants selected to participate in the pretest program will be reasonably representative of the entire System Restaurant Concept with respect to sales volume, market demographics, and physical and geographical characteristics, and may consist of a combination of Company-owned and franchisee-owned System Restaurants, or all Company-owned or all franchisee-owned System Restaurants. Operator may be requested to participate, but such participation will be voluntary. Operator shall have a minimum of ninety (90) days after receipt of written notice in which to fully implement such new standard or changed standard, but in no event will Operator be required to implement any such new standard or changed standard at a faster percentage rate than being accomplished by Company-owned System Restaurants in the United States.

        C.	Operator shall Remodel, Rebuild, Relocate, Reimage and
Refurbish (as such terms are defined on Schedule B hereto) its Pizza Hut Restaurants in accordance with the provisions of Schedule B.

        D.	The Manual is a highly confidential document which contains
certain of Company's trade secrets, and Operator shall never reveal, and shall take all reasonable precautions to assure that its employees shall never reveal, any of the contents of the Manual or any other publication provided by Company, except as is necessary to the operation of Operator's System Restaurants.


                           ARTICLE IV.

DUTIES OF OPERATOR, PRETESTING, UNIFORMS, INSPECTIONS

        A.	In order to preserve and promote the value and goodwill of
Company's Marks and the System:

        1.	Operator shall conduct its business consistent with the
standards promulgated by Company in the Manual and other publications and in strict compliance with the terms of this Agreement.

        2.	Operator shall not manufacture, advertise for sale, sell,
or give away any product unless such product has been approved and not thereafter disapproved in writing by Company. All approved products shall be distributed under the specific name designated by Company. Operator shall establish all menu prices in its sole discretion. If Operator has a suggestion for a new product, or for a change to existing product specifications, or desires to participate in a test market program, Operator shall so advise Company in writing. Company will consider Operator's suggestions and/or requests, and advise
Operator of its response within a reasonable time.

        3.	a.	Operator shall offer for sale in its System
Restaurants only those food products which Company designates as "standard" or which Company has made available as a "regionalized" menu item or has specifically approved pursuant to Article IV.A.2. No standard product will be removed from the menu unless Operator is so instructed by Company.

        Operator shall, upon receipt of notice from Company, add a standard product to its menu according to the instructions contained in the notice. Operator shall have a minimum of ninety (90) days after receipt of written notice in which to fully implement any such change and in no event shall Operator be required to implement any such change at a faster percentage rate than that being accomplished by comparable Company-owned System Restaurants within the same general geographic market area, if any. Operator shall cease selling any previously approved product within thirty (30) days after receipt of notice that the product is no longer approved.

        b.	Operator will not be required to implement any new standard
product unless the proposed standard product is pretested in a reasonably representative sample of System Restaurants, constituting at least five percent (5%) of the System Restaurants in the United
States in the same System Restaurant Concept(s), and the results of such pretesting demonstrate customer acceptance and operational feasibility. For those proposed standard products which require a capital investment in equipment, the pretest results must also demonstrate that a majority of System Restaurants participating in the pretest realized an acceptable unit return (which is defined to be at least a ten percent (10%) cash-on-cash return on the capital investment and ongoing royalty, but excluding the cost of financing).
The System Restaurants selected to participate in the pretest program will be reasonably representative of the entire System Restaurant
Concept with respect to sales volume, market demographics, and physical and geographical characteristics. Operator may be requested to participate, but such participation shall be voluntary. The restaurants selected to participate may consist of a combination of Company-owned and franchisee-owned System Restaurants, or all Company-owned or all franchisee-owned System Restaurants.

        c.	Any food products approved for System Restaurants as of
January 1, 2003 shall not be subject to the requirements of Article
IV.A.3.b.

        4.	Company shall have the right, in the Manual or in other
publications, to prescribe one or more menu formats to be utilized in each System Restaurant Concept. The menu format(s) may include, in Company's discretion, requirements concerning organization, graphics, product descriptions, illustrations, and any other matters (except prices) related to the menu, whether or not similar to those listed.
In Company's discretion, the menu format(s) may vary depending upon region, market size, or other factors. Company may change the menu format(s) from time to time, in which case Operator will be given a reasonable time (not longer than six (6) months) to discontinue use of the old menu format(s) and implement use of the new menu format(s).
The content, as opposed to the format, of menus shall be determined in accordance with Articles IV.A.2. and IV.A.3.

        5.	The food products sold by Operator shall be of the highest
quality, and the ingredients, composition, specifications, and preparation of such food products shall comply with the instructions and recipes provided by Company or contained in Company's Manual, and with the further requirements of Company as they are communicated to Operator from time to time.

        6.	Operator shall not sell or distribute any food product or
ingredient except as a complete and fully processed food product, or as otherwise approved in writing by Company.

        7.	Operator shall operate each of its System Restaurants as a
clean, orderly, legal, and respectable place of business in accordance with Company's business standards and merchandising policies and shall comply with all applicable ordinances, laws, and statutes governing the operation of such premises, including all food and drug laws and regulations.

        8.	Operator shall maintain a suitable sign at, on, or near the
front of the premises from which each of its System Restaurants is operated, identifying the premises only as "Pizza Hut." Such sign shall conform in all respects to Company's requirements except to the extent prohibited by local legal restrictions.

        9.	Operator shall cause all employees, while working in System
Restaurants, to: (i) wear uniforms of such color, design, and other specifications as Company may designate from time to time, and (ii) present a neat and clean appearance. In the event the type of uniform utilized by Operator is deleted from the list of approved uniforms, Operator shall have six (6) months from receipt of written notice of such deletion to discontinue use of its existing inventory of uniforms and implement an approved type of uniform.

        10.	Operator shall not permit any vending or game machines or
any other items to be installed or maintained on the premises without Company's prior written approval, except that Company hereby consents to the installation of cigarette and newspaper vending machines, coin telephones, and non-video jukeboxes.

        11.	Operator shall implement not later than January 1, 2006,
and thereafter shall utilize, resident point-of-sales and backoffice systems ("Technology Systems") which shall be compatible with the data reporting systems used by Company. Such Technology Systems shall have functionality which will permit the performance of the tasks set forth on Schedule C hereto.

        B.	Company may require the operation of one or more System
Restaurant Concepts for a specified minimum number of hours per week, by a statement to that effect in the Manual. If Operator seeks (in writing) Company's consent to operate one or more specific System Restaurants a lesser number of hours per week, Company will consider such factors as the System Restaurant's sales volume, profitability, location, exposure to criminal activity, the nature of the concept involved, and competitive activity in the vicinity. Nothing herein shall prevent Operator from temporarily closing one or more System Restaurant(s) without Company's consent on any five (5) holidays of Operator's choosing per year or in the event of natural disaster, severe and unusual weather conditions, or grave emergency beyond Operator's control.

        C.	Company's authorized representatives shall have the right
to enter upon the premises of Operator's System Restaurants at any reasonable time for the purpose of examining same, conferring with Operator's employees, inspecting and checking operations, food, beverages, furnishings, interior and exterior decor, supplies, fixtures, and equipment, and determining whether the business is being conducted in accordance with Company's standards and the terms of this Agreement. Operator will receive after each inspection a written inspection report. In the event any such inspection report indicates any deficiency or unsatisfactory condition with respect to any matter on said inspection report, Operator shall, within forty-eight (48) hours of Operator's receipt of the report or such other time period as Company in its sole discretion may provide, correct or repair such deficiency or unsatisfactory condition if it is correctable or repairable within such period of time, and, if not, shall within such period of time commence such correction or repair and thereafter diligently pursue the same to completion. In the event of failure of Operator to comply with the foregoing obligations to correct and repair, Company shall have the right, without being guilty of trespass or other tort, to forthwith make or cause to be made such corrections or repairs, and the expenses thereof, including board, lodging, wages, and transportation of Company personnel, if utilized in Company's sole discretion, shall be paid by Operator upon billing by Company. The foregoing shall be in addition to any other rights or remedies Company may have.


                           ARTICLE V.

ERECTION OF BUILDING AND COMMENCEMENT OF BUSINESS

        A.	If required by applicable law, Operator shall promptly file
and publish a certificate of doing business under an assumed or fictitious name and shall furnish a certified copy of said certificate to Company promptly thereafter.

        B.	Operator shall obtain all necessary governmental permits
and licenses prior to beginning the erection of any System Restaurant building or buildings. Operator shall fully complete said construction within a reasonable time thereafter. Operator shall commence operation of each System Restaurant no later than thirty (30) days following completion of the building and improvements and shall give Company ten
(10) days written notice prior to commencing operations. In no event shall Operator construct or remodel the interior or exterior of any System Restaurant or make any improvements which vary from the then-current standards, plans, and specifications approved by Company, without first obtaining the prior written approval of Company.

        C.	Operator shall obtain all municipal and state licenses
necessary to operate each of Operator's System Restaurants prior to commencement of business at the System Restaurant and shall maintain all licenses during the term of this Agreement.


                           ARTICLE VI.

ADVERTISING AND CO-OPS

        A.	1.  Company has and will continue to define certain
marketing areas in which Co-operative Advertising Associations of System Restaurants ("Co-ops") are to be established. Each Co-op shall function for the purpose of maximizing the efficient utilization of local advertising media. On the basis of established advertising criteria such as Arbitron, A. C. Nielsen, or other comparable standard, Company has or will, for each System Restaurant operated by Operator under this Agreement, specify which Co-op, or in some instances more than one Co-op, each System Restaurant shall join. Each System Restaurant operated by Operator shall participate in the Co-op or Co-ops designated by Company. On the basis of established advertising criteria such as Arbitron, A. C. Nielsen, or other comparable standard, Company may subsequently change such designation for one or more of Operator's System Restaurants and require such System Restaurants to participate in a new and/or different Co-op or Co-ops. If requested, Company will assist in the establishment of such Co-op or otherwise assist in fulfilling the intent of this Article VI.A.1. In the event an impasse occurs owing to the inability or failure of the Co-op members to resolve within forty-five (45) days any issue affecting the establishment or effective functioning of an individual Co-op, any such issue shall, upon request of a member of said Co-op or the Advertising Committee of Company and I.P.H.F.H.A., Inc. (hereinafter called the "Advertising Committee"), be submitted to the Advertising Committee for consideration, and its resolution of such issue shall be final and binding on all members of the Co-op.

        2.	For each of Operator's System Restaurants, Operator shall
make monthly contributions to the Treasurer of each Co-op of which the Restaurant is a member, in accordance with this provision.

        Except as provided in Article VI.A.9., Company will require every Operator of System Restaurants to belong, and contribute, to a local co-op.

        a.	For those System Restaurants which are members of only one
Co-op, Operator shall contribute an amount equal to one and three-fourths percent (1-3/4%) of the prior monthly gross sales (as defined in Article X.B.) of each such System Restaurant. The contribution rate for any Co-op may be increased at any time, but only upon approval of the members of the Co-op in accordance with its bylaws or operating procedures.

        b.	For those System Restaurants which are members of more than
one Co-op, Operator shall make a total contribution for each such restaurant pursuant to Article VI.A.2.a. Company will advise Operator as to what portion of each such System Restaurant's total contribution shall be made to each Co-op; the apportionment shall be based upon the percentage of broadcast signals received in the trade area of the System Restaurant from the stations in each Co-op's market area. Upon notice to Operator, Company may subsequently alter its apportionment instructions. If Operator's System Restaurants have been assigned to more than one Co-op and the Co-ops have different contribution rates, the contributions to each Co-op shall be adjusted proportionately to reflect the different contribution rates.

        3.	If Company owns a System Restaurant within a defined
marketing area of any such Co-op or Co-ops, it will be a participating member and contribute to said Co-op or Co-ops for each such Company-owned System Restaurant under the same terms as specified in Article VI.A.2.a. and b. (subject, however, to the limitations set forth in Article VI.F.).

        4.	The amount so contributed to the Co-op under Article
VI.A.2. and 3. shall be used only to purchase broadcast media advertising; provided, however, that a Co-op may, upon consent of the members of the Co-op owning seventy-five percent (75%) of the System Restaurants within the Co-op, seek consent of the Advertising Committee to spend any part of such funds for other types of externally measurable advertising by demonstrating that a more efficient method of accomplishing the purposes for which the Co-op was established is available in the Co-op's marketing area. Each Co-op shall retain the services of a professional advertising agency and shall utilize said agency in purchasing its broadcast media advertising.

        5.	In those instances where expenditure of all required Co-op
contributions would cause the advertising level to exceed the reasonable level of effective advertising, the contributions required by Article VI.A.2. and 3. may be reduced to a lesser amount upon unanimous approval of all members of the Co-op and unanimous consent of the Advertising Committee.

        6.	Company shall have the right, at reasonable times, to have
its authorized representatives review the business records of a Co-op and, at Company's discretion, to conduct an audit of the Co-op's books, records, and accounts.

        7.	All Co-op advertising shall be prepared, reviewed, and used
in accordance with the requirements of Article VI.E. and such provision shall apply to all Co-op advertising and promotion.

        8.	Company reserves the right to establish general standards
concerning the operation of all Co-ops, advertising agencies retained by Co-ops, and advertising programs conducted by Co-ops. No such standards shall be promulgated without the approval of the Advertising Committee, and all standards shall be uniformly applied. In no event shall Operator's contribution, required in Article VI.A.2., be increased as a result of such standards without Operator's consent. If Company establishes a one store-one vote majority rules standard for voting on all matters other than those (a) increasing, redirecting or decreasing Co-op dues or contributions or (b) implementing any further bylaw amendments, Operator shall exercise Operator's voting power in each Co-op of which Operator is a member to implement that standard.
Any inconsistent provisions of this Agreement shall be deemed amended to reflect the implementation of the one-store one-vote majority rules standard in respect to each Co-op so acting.

        9.	For each of Operator's System Restaurants for which Company
does not designate a Co-op pursuant to Article VI.A.1., or whenever a Co-op is not functioning, Operator shall nevertheless spend monthly one and three-fourths percent (1-3/4%) of the prior monthly gross sales of each such System Restaurant for broadcast media advertising within each such System Restaurant's marketing area. Operator may seek consent of the Advertising Committee to spend any part of such funds for other types of externally measurable advertising by demonstrating that a more efficient method is available within such System
Restaurant's marketing area.

        10.	The monthly contributions and/or expenditures required by
Article VI.A.2., 3., and 9 shall be made on or before the twentieth
(20) day of each month based upon the prior monthly gross sales of each System Restaurant.

        B.	Operator shall be a member of I.P.H.F.H.A., Inc. (sometimes
known informally as the International Pizza Hut Franchise Holders Association but hereinafter referred to as "IPHFHA") during the term of this Agreement. Operator hereby agrees to abide by the Constitution, Bylaws, Rules, and Regulations of IPHFHA as the same may, from time to time, be amended, and specifically agrees to pay all charges and assessments appropriately made by IPHFHA upon Operator. At any time that IPHFHA holds a vote concerning the dues and assessments to be paid by its members, Operator shall exercise all of Operator's voting power in IPHFHA to implement a dues rate not less than two and one-half percent (2-1/2%) of the prior month's gross sales from each System Restaurant for contribution to the national advertising fund administered by the Advertising Committee.

        C.	During the period the Advertising Committee Agreement
between Company and IPHFHA is in force, Operator shall pay an amount equal to two and one-half percent (2-1/2%) of the prior monthly gross sales (as defined in Article X.B.) of each of Operator's System Restaurants to IPHFHA, and Company shall require every new Operator or Operator of a newly franchised territory for System Restaurants to pay two and one-half percent (2-1/2%) of that Operator's System Restaurant's prior monthly gross sales, for contribution to the national advertising fund administered by the Advertising Committee. The two and one-half percent (2-1/2%) payment incorporates, and is not intended to be in addition to, IPHFHA dues described in Article VI.B. above. However, Operator shall be obligated to pay the two and one-half percent (2-1/2%) to IPHFHA for contribution to the national advertising fund administered by the Advertising Committee even if the dues rate actually imposed by IPHFHA is less than two and one-half percent (2-1/2%). If, at any time and for any reason, the Advertising Committee Agreement is no longer in force, Operator shall pay that amount directly to Company for purposes of national advertising of the System.

        D.	Notwithstanding anything contained in this Article VI to
the contrary, in no event shall Operator's aggregate advertising fee rates for national and cooperative advertising be required to exceed four and one-fourth percent (4-1/4%). The first two and one-half percentage points of such aggregate advertising fees shall be applied toward payment of Operator's national advertising obligations
(including IPHFHA dues, as referred to in Article VI.C), and the balance of such advertising fees shall be applied toward payment of Operator's cooperative advertising obligations.

        E.	No design, advertisement, sign, or form of publicity,
including form, color, number, location, and size, shall be used by Operator unless the same shall have been first submitted to Company and approved in writing (except with respect to prices). Any request by Operator for such approval shall be addressed to Company's Advertising Department and Company shall respond within thirty (30) days. Whenever Operator elects to utilize, in the form supplied, advertising supplied by Company or a promotional item specifically approved by Company, no further approval for use of such material is required. Upon written notice from Company, Operator shall discontinue and/or remove any objectionable advertising materials. If said materials are not discontinued and/or removed within five (5) days after notice, Company, or its authorized agents, may, at any time, enter upon Operator's premises, or elsewhere, and remove any objectionable signs or advertising media and may keep or destroy such signs or other media without paying therefor, and without being guilty of trespass or other tort.

        F.	Company is not, under any circumstances (notwithstanding
any other provision of this Agreement or of the Advertising Committee Agreement), obligated to contribute to any national or local advertising fund, program, co-op, or other organization any advertising fees or contributions for Company-operated System
Restaurants at a net effective rate higher than the aggregate net effective rate at which Operator and all other members of IPHFHA contribute to that fund, program, co-op, or other organization, measured as a percentage of gross sales of the involved restaurants.


                           ARTICLE VII.

COMPANY'S MARKS

        A.	The license herein granted Operator to use Company's Marks
and the privileges herein granted are applicable with respect to Operator's System Restaurants located in the Territory and not elsewhere.

        B.	Operator shall not license or attempt to license any other
person or firm to use Company's Marks. Operator may use Company's
Marks only to identify Operator's licensed System Restaurants and products specifically designated by Company in writing. Operator may not sell any products using Company's Marks outside the Territory.

        C.	Operator shall not interfere in any manner with, or attempt
to prohibit, the use of Company's Marks by any other franchisee of Company.

        D.	Operator shall immediately notify Company in writing of any
third party infringing upon Company's Marks or challenging Operator's use of any marks licensed herein, and Company will diligently protect such marks.

        E.	It is specifically agreed that all goodwill arising from
Operator's use of Company's Marks and System inures to Company.

        F.	All materials, including, without limitation, place mats,
menus, matchbook covers, and order books, used in Operator's System Restaurants shall bear Company's Marks as prescribed by Company, and such use shall indicate that Company's Marks are registered marks.

        G.	Operator shall exercise caution when utilizing Company's
Marks to ensure that said Marks are not jeopardized in any manner, and Operator agrees to indemnify Company for any damage or expense occasioned by Operator's improper use of said Marks.

        H.	Any location lease signed by Operator shall expressly
provide Operator, or Company as Operator's agent, with the right, upon the termination or nonrenewal of either this Agreement or such lease, to remove all identifying architectural superstructure and characteristics from the building as Company may direct in order to effectively distinguish the same from Company's proprietary building design.


                          ARTICLE VIII.

PURCHASE OF EQUIPMENT, SUPPLIES, AND OTHER PRODUCTS

        A.	1.	Operator shall obtain all equipment, supplies, and
other products and materials required for the operation of its System Restaurants solely from suppliers (including manufacturers, distributors, and other sources) who demonstrate, to the continuing reasonable satisfaction of Company, the ability to meet Company's then-current reasonable standards and specifications for such items;
who possess adequate quality controls and capacity to supply
Operator's needs promptly and reliably; and who have been approved in writing by Company and not thereafter disapproved. If Operator desires to purchase any items from an unapproved supplier, Operator shall submit to Company a written request for such approval, or shall request the supplier itself to do so. Company shall have the right to require that its representatives be permitted to inspect the supplier's facilities, and that samples from the supplier be delivered, at Company's option, either to Company or to an independent, certified laboratory designated by Company for testing. Company reserves the right, at its option, to reinspect the facilities and products of any such approved supplier at any time and to revoke its approval upon the supplier's failure to continue to meet any of Company's criteria. Nothing in the foregoing shall require Company to approve any supplier.

        2.	No item of merchandise, furnishings, interior and exterior
decor items, supplies, fixtures, equipment, or utensils bearing any of Company's Marks shall be used or sold in or upon the premises of any System Restaurant unless the same shall have been first submitted to and approved in writing by Company.

        B.	So long as this Agreement is in effect, Operator shall
become and remain a member of the Pizza Hut National Purchasing Coop, Inc. or its successors (the "Purchasing Coop"), and abide by its Certificate of Incorporation and Bylaws as in effect from time to time, including without limitation the provisions of Section 2.6 of the Bylaws concerning purchase commitments. A copy of the current
Section 2.6 of the Bylaws is attached hereto as Schedule A.
Operator's obligation to become and remain a member of the Purchasing Coop shall terminate upon dissolution of the Purchasing Coop, or if an agreement is reached between Company and IPHFHA to delete from this Agreement the requirement that Operator become and remain a member of the Purchasing Coop.


                             ARTICLE IX.

FRANCHISE FEES; DEVELOPMENT SCHEDULE

        A.	In consideration of the issuance of the franchise granted
herein, Operator shall pay to Company:

        1.	Prior to the opening of each System Restaurant (other than
a New Concept as set forth in Article I.D.2. an initial franchise fee in the amount of Fifteen Thousand Dollars ($15,000); provided, however, that the initial franchise fee for a New Concept which is also a Multi-Brand Concept shall be as set forth in the applicable
YUM! Brands Multi-Brands License Agreement.  For purposes of this
Article IX.A.1., a rebuild of an existing System Restaurant at the same location, or a relocation of an existing System Restaurant to a location that serves substantially the same trade area, shall not create an obligation by Operator to pay an initial franchise fee pursuant to this Article IX.A.1.; and

        2.	A monthly service fee ("Service Fee") of four percent (4%)
per month of the previous month's gross sales (as defined in Article
X.) for each of Operator's System Restaurants, except that with respect to Delivery Restaurants and Delco Restaurants, the Service Fee rate shall be (i) four and one-half percent (4-1/2%) as of January 1, 2010, with respect to gross sales accruing on or after that date, (ii) four and three-fourths percent (4-3/4%) as of January 1, 2020, with respect to gross sales accruing on or after that date, and (iii) five percent (5%) as of January 1, 2030, with respect to gross sales accruing on or after that date. If by reason of state law Company is prohibited from receiving a percentage of alcoholic beverage sales, Operator shall pay Company an equivalent amount not to exceed one-half percentage point more than the applicable Service Fee rate for gross food and nonalcoholic beverage sales.

        3.	The monthly Service Fee shall be payable within twenty (20)
days after the end of each and every month. In addition to any other remedies Company may have, Operator shall pay to Company a late charge at a rate established by Company, not to exceed the maximum rate permitted by law, on all delinquent fees required to be paid Company by Operator pursuant to this Agreement. Such late charge shall commence on the first day of the month following the month in which such fees are due.

        B.	Operator shall provide "adequate delivery service", as
defined below. As used in this Article IX.B., "adequate delivery service" means in accordance with Company's then-current standards for delivery. In making a determination of the adequacy of Operator's delivery services, Company shall take into account criteria including potential sales volume, market demographics, saturation analysis, diversion of sales from Operator's other System Restaurants, and physical and geographic characteristics of areas in the Territory. If Company preliminarily determines that Operator is failing to provide adequate delivery service in all or part of the Territory, Company shall first notify Operator in writing setting forth the specific household area where the failure of adequate delivery service is occurring and the suggested remedial action (a "Delivery Service Development Plan"). Operator may, within 90 days, submit a written protest to Company that identifies the geographic boundaries of the area to which Operator contends it is providing adequate delivery service. If Operator fails to timely submit a written protest, Company's preliminary determination shall become effective immediately. Company will consider any written protest timely submitted by Operator, but Company shall in its sole discretion make the final determination of whether Operator is providing adequate delivery service and, if not, the area in which adequate delivery service is not being provided. Unless Company determines that its proposed Delivery Service Development Plan should be modified, Operator shall implement the Delivery Service Development Plan in accordance with the provisions of a Development Plan, reference below; provided, however, Operator must at a minimum develop no less than one
(1) Delco Restaurant or one (1) Delivery Restaurant per year or 20% of the Delivery Service Development Plan per year, whichever is greater. Failure to adhere to the Delivery Service Development Plan shall be deemed a Development Default, but only in the market in which Operator's failure to provide adequate delivery service occurred, and Operator shall not lose or otherwise forfeit its development rights in any other market as a result of such Development Default. Notwithstanding the foregoing, Operator shall cure any failure to provide adequate delivery service where an existing System Restaurant is capable of curing the deficiency within twelve (12) months of receipt of the Delivery Service Development Plan.

        C.	1.  Company may mandate the implementation of Express
Restaurants within the Territory. At the time of the mandate, Company will notify Operator of Company's projection of the potential number of Express Restaurants within the Territory. If Operator desires to implement the Express concept, Operator must submit to Company, within thirty (30) days after Company's mandate, Operator's proposed five
(5)-year schedule for development of Express Restaurants in the Territory (the "Express Development Schedule"). In producing the Express Development Schedule, Operator shall take into account criteria including potential sales volume, market demographics, saturation analysis, diversion of sales from Operator's other System Restaurants, and physical and geographical characteristics of the Territory. Within thirty (30) days thereafter, Company shall either accept the Express Development Schedule proposed by Operator, or reject it and counterpropose a different Express Development Schedule (taking into account the factors listed above). Operator shall have fifteen (15) days from the date Company counterproposes its own Express Development Schedule within which to elect in writing to undertake development of Express Restaurants according to the terms of Company's counterproposal Express Development Schedule. If Operator fails to make that election or fails to meet the Express Development Schedule, Company shall have the right to establish and operate, or to license others to establish and operate, Express Restaurants anywhere within the Territory, including within a two (2)-mile radius of any of Operator's then-existing System Restaurants.

        2.	If at any time Company deems it practicable to establish
within the Territory additional locations for System Restaurants in the same System Restaurant Concept (including, for this purpose, a New Concept released to the System pursuant to Article I.D.), Company will notify Operator in writing and will invite Operator to propose a development schedule. If Operator desires to continue to develop that System Restaurant Concept within the Territory, Operator must submit to Company, within thirty (30) days after Company's notice, Operator's proposed five (5)-year development schedule. Within thirty (30) days thereafter, Company shall either accept the development schedule proposed by Operator, or counterpropose a different five (5)-year development schedule. Operator shall have fifteen (15) days from the date Company accepts Operator's proposed development schedule or counterproposes its own development schedule within which to elect in writing to undertake development of additional restaurants according to the terms of the development schedule. In the event Operator fails to make that election or fails to comply with the development schedule, then Company shall have the right, notwithstanding any other provision of this Agreement, to operate and/or license others to operate System Restaurants within the System Restaurant Concept with respect to which the failure occurred within the Territory. Company will not establish nor will it permit any licensee to establish a Pizza Hut Restaurant within a two (2)-mile radius of any then-existing Pizza Hut Restaurant of Operator. Company or its licensee may, however, establish and operate Delivery and Express Restaurants anywhere within the Territory, and Company (but not its licensee) may establish and operate Delco Restaurants outside a five hundred (500)- yard radius of any of Operator's then-existing Pizza Hut Restaurants, including (in each case) within a two (2)-mile radius of any of Operator's then-existing System Restaurants. If Company establishes a Delco Restaurant less than two (2) miles from one of Operator's then-existing Pizza Hut Restaurants, Company may not transfer that Delco Restaurant to a third person within thirty-six (36) months after the opening of the Delco Restaurant. After thirty-six (36) months, Company may license the Delco Restaurant to another only if Company first offers to Operator (if Operator is in good standing as defined in Article I.D.3) the right of first refusal, for thirty (30) days, to acquire the assets of the outlet at the price and terms offered by the third party (or the cash equivalent of noncash consideration offered by the third party) together with the right to operate it pursuant to this Agreement. These rights of Company shall be in addition to any other rights or remedies Company may have.

        3.	All new System Restaurants shall be constructed and
operated pursuant to the then-current standards, plans, and specifications referred to in Article V. B. Operator shall continuously operate all of its System Restaurants during the term of this Agreement.

        4.	Failure of Operator to comply with the development
schedules arising pursuant to, and obligations set forth in, Article IX.C.1. or Article IX.C.2. (a "Development Default") shall constitute a default under this Agreement. If said Development Default occurs, any franchise rights of Operator to establish additional System Restaurants in the Territory to operate the same System Restaurant Concept as that in which the Development Default occurred, not under construction at the time of default, shall terminate upon Company's election. Said Development Default shall not, however, affect in any way Operator's rights and obligations with respect to its System Restaurants already operating or under construction at the time of default, or its right to develop System Restaurants in any other System Restaurant Concept.

        5.	In the event of a Development Default, Company shall have
the right, notwithstanding any other provision in this Agreement, to operate and/or to license others to operate, within the Territory, System Restaurants within the System Restaurant Concept with respect to which the Development Default occurred. Nevertheless, in the event of such a Development Default, Company will not establish, nor will it permit any licensee to establish, a Pizza Hut Restaurant at a location within a two (2)-mile radius of any then-existing Pizza Hut Restaurant of Operator, except that Company or its licensee may establish and operate Delivery Restaurants anywhere within the Territory, and Company (but not its licensee) may establish and operate Delco Restaurants outside a 500-yard radius of any of Operator's then-existing Pizza Hut Restaurants, including (in each case) within a two
(2)-mile radius of any of Operator's then-existing System Restaurants. These rights of Company shall be in addition to any other rights or remedies Company may have. If Company establishes a Delco Restaurant less than two (2) miles from one of Operator's then-existing Pizza Hut Restaurants, Company may not transfer that Delco Restaurant to a third person within thirty-six (36) months after the opening of the Delco Restaurant. After thirty-six (36) months, Company may license the Delco Restaurant to a third person but only if Company first offers to Operator (if Operator is in good standing as defined in Article
I.D.3.) the right of first refusal, for thirty (30) days, to acquire the assets of the Delco Restaurant at the price and terms offered by the third party (or the cash equivalent of noncash consideration offered by the third party) together with the right to operate it pursuant to this Agreement

        6.	Notwithstanding anything contained herein to the contrary,
after a Development Default has occurred, Company shall not, nor shall it permit any licensee to, permit a Delivery or Delco Restaurant to provide delivery service to those portions of the Territory which are, at the time such Development Default occurred, receiving "adequate delivery service" from a delivery distribution point being operated by Operator.

        Operator may, after receiving notice of a Development Default, continue to provide delivery service to some or all of the Territory until Company gives Operator thirty (30) days' written notice to cease such services. Company may give such notice to Operator as to areas more than two (2) miles from Operator's nearest delivery distribution point that was in operation on the date of Company's notice that the Development Default had occurred, at any time and for any reason.

        7.	For purposes of this Article IX.:

        a.	"Under construction" means, with respect to a free-standing
building, that the footings have been poured, and shall mean, with respect to an in-line restaurant location, that the under-slab improvements required to operate a System Restaurant are complete.

        b.	"Delivery distribution points" means Pizza Hut Restaurants
that offer delivery services, Delivery Restaurants, and Delco
Restaurants.


                                 ARTICLE X.

BOOKS, RECORDS, GROSS SALES

        A.	Operator shall keep on the premises of each of its System
Restaurants or at its principal place of business, and shall preserve for at least five (5) years from the date of their preparation
(including such period after termination or nonrenewal of this Agreement), true and accurate records, accounts, books, and data in such form as Company may require, which shall accurately reflect all particulars relating to the business done and the gross sales of the System Restaurant business operated at said premises. Operator shall submit to Company the monthly gross sales and a quarterly Profit and Loss Statement for each of Operator's System Restaurants. In addition, Operator shall, within ninety (90) days of the end of Operator's fiscal year, annually provide Company with a complete Profit and Loss Statement and a consolidated Balance Sheet, each in such form as Company may require, prepared in accordance with generally accepted accounting principles. Company reserves the right to require such further information concerning Operator's System Restaurant business as Company may from time to time reasonably prescribe. Except as otherwise required by applicable laws, rules, or regulations, or by court order, Company will take reasonable precautions to maintain the confidentiality of all financial reports provided by Operator, provided that, if Operator executes any promissory notes to Company, Company may disclose the financial reports provided by Operator to any third party to whom Company sells or pledges (or attempts to sell or pledge) the promissory notes from Operator. Company, its agents or representatives, may examine and audit said records, accounts, and books at all reasonable times, with or without notice. If said inspection discloses that any financial statement delivered by Operator is in error, Operator shall immediately pay to Company any deficiency found to be owing, plus interest at the maximum rate permitted by law; if said deficiency is five percent (5%) or more, then in addition, the cost and expense of said inspection shall be borne and paid by Operator upon billing by Company. The foregoing shall be in addition to any other rights or remedies that Company may have.

        B.	The term "gross sales," for purposes of this Agreement,
shall mean gross revenues (excluding price discounts and allowances) received by Operator as payment, whether in cash or for credit (and, if for credit, whether or not payment is received therefor), for the beverages, food, and other goods, services, and supplies sold in or from each of Operator's System Restaurants, and gross revenues received by Operator from any other business (including, but not limited to, vending or game machine receipts other than those received from cigarette or newspaper vending machines, coin telephones, or non-video jukeboxes) operated upon the premises of any of Operator's
System Restaurants, excluding sales or other tax receipts which may be required by law to be collected from guests.

        C.	Operator may use the accounting services of any national or
large regional firm of certified public accountants which it may, in its sole discretion, select, or any other accounting services reasonably satisfactory to Company.


                             ARTICLE XI.

COVENANT REGARDING OTHER BUSINESS INTERESTS

        A.	For purposes of this Article XI., "Operator" shall mean and
include the individual Operator; Operator's spouse and minor children; Operator's shareholders, officers, and directors, if Operator is a corporation; and any one or more partners or participants in Operator, if Operator is a partnership or joint venture.

        B.	Operator acknowledges that the food products, method of
doing business, and other elements comprising the Pizza Hut System are unique and distinctive and have been developed by Company at great effort, time, and expense; and that Operator has regular and continuing access to valuable and confidential information, training, and trade secrets regarding the Pizza Hut System. Operator recognizes its obligation to keep confidential such secret information in accordance with Articles III.D. and XIV., and to fully develop the Territory in compliance with Article IX. Operator accordingly agrees as follows:

        1.	During the term of this Agreement, except with the prior
written consent of Company, Operator shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, engage in the production or sale at retail of any pizza, or pasta, or any Italian food item similar to any Italian food item now or in the future approved by Company for use in the System, or have any employment or interest in any firm engaged in the production or sale of such products.

        2.	During the term of this Agreement, except with the prior
written consent of Company, Operator shall not let or permit any part of any premises owned or controlled by it in the Territory to be used as a business, all or any part of which consists of the sale at retail of any pizza, or pasta, or any Italian food item similar to any Italian food item approved by Company for use in the System.

        3.	Upon the termination or nonrenewal of this Agreement, or if
Operator assigns or transfers his interest herein to any person or business organization, or if any person identified in Article XI.A. terminates his relationship with Operator, then for a period of eighteen (18) months thereafter such Operator shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, engage in the production or sale at retail of any pizza, or pasta, or any Italian food item similar to any Italian food item now or in the future approved by Company for use in the System, or have any employment or interest in any firm engaged in the production or sale at retail of any such products, at a location within a radius of twenty-five (25) miles of any premises operated under this Agreement or within ten (10) miles of any other Pizza Hut Restaurant then existing, unless Company shall have given its prior written consent thereto.

        C.	In the event any portion of the foregoing covenants is held
invalid or unenforceable in a final judgment to which Company and Operator are parties, then the maximum legally allowable restriction permitted by law shall control hereunder and Operator shall be bound thereby. Company may at any time unilaterally reduce the scope of any part of the foregoing covenants, and Operator shall comply with any such reduced covenant upon receipt of written notice thereof.

        D.	The provisions of Article XI. shall not limit, restrain or
otherwise affect any right or cause of action which may accrue to Company for any infringement of, violation of, or interference with, Company's Marks, System, trade secrets, or other proprietary aspects of Company's business.

        E.	Article XI.B. does not apply to the ownership of one
percent (1%) or less of the issued and outstanding stock in any publicly held corporation.


                           ARTICLE XII.

INTERFERENCE WITH EMPLOYMENT RELATIONS

        During the term of this Agreement, neither Company nor Operator shall employ or seek to employ, directly or indirectly, any person serving in a managerial position who is at the time or was at any time during the prior six (6) months employed by the other party, its subsidiaries, or by any other franchisee in the System. This paragraph shall not be violated if, at the time Company or Operator employs or seeks to employ such person, the current employer has given its written consent. Request for Company's consent when required in such instances should be addressed in writing to Company's Vice President of Franchising. Notwithstanding Article XXVII.G., the parties hereto acknowledge that if this paragraph is violated, the former employer shall be entitled to liquidated damages equal to twice the annual salary of the employee involved plus reimbursement of all costs and attorney fees incurred. Furthermore, such former employer shall be entitled to seek such amounts through either arbitration or litigation in Court. For purposes of this paragraph, "managerial position" includes restaurant manager and above.


                           ARTICLE XIII.

USE OF PREMISES

        Operator shall, upon the premises from which each System Restaurant is operated, engage only in the business of operating a System Restaurant and no other, except with the prior written consent of Company. Operator shall not allow any premises from which Operator operates a System Restaurant or any part of those premises to be used for any immoral or illegal purpose.


                            ARTICLE XIV.

SECRET RECIPES AND OTHER SECRET INFORMATION

        Neither Operator nor anyone by or through it shall directly or indirectly disclose, either during the term of this Agreement or thereafter, any recipes or other secret information furnished by Company, and Operator shall take all reasonable precautions to prevent said disclosure.


                            ARTICLE XV.

LEASE APPROVAL

        If Operator will occupy the premises from which its business hereunder is conducted under a lease, sublease, or other contract of tenancy, Operator shall, prior to the execution thereof, submit such lease, sublease, or other contract to Company for its written approval, if so requested by Company.


                            ARTICLE XVI.

TRANSFER OF INTEREST

        A.	This Agreement shall inure to the benefit of the successors
and assigns of Company.

        B.	The rights and duties created by this Agreement are
personal to Operator, and Company has granted this franchise in reliance on the individual or collective character, skill, aptitude, and business and financial capacity of Operator and its principals. Accordingly, except as otherwise may be permitted in Article XVI. and
Article XVIII., neither Operator nor any person with an interest in Operator shall, without Company's prior written consent, directly or indirectly sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any direct or indirect interest in this franchise or, if Operator is a partnership, joint venture, or corporation, any direct or indirect interest in Operator. Any such purported assignment occurring by operation of law or otherwise without Company's prior written consent shall constitute a default of this Agreement by Operator, and shall be null and void.

        C.	Operator shall not, without Company's prior written
consent, offer for sale or transfer at public or private auction or advertise publicly for sale or transfer, the furnishings, interior and exterior decor items, supplies, fixtures, equipment, and real or personal property used in connection with Operator's System Restaurants to the extent any of them incorporates Company's current trade dress or proprietary information or the Marks.

        D.	Company will not unreasonably withhold its consent to any
transfer or assignment which is subject to the restrictions of Article XVI.; provided, however, Company shall not be required to give its consent unless, in addition to the requirements of Article XVII., the following conditions are met prior to the effective date of the assignment:

        1.	For all proposed transfers or assignments:

        a.	The Operator is not in default hereunder, and all of its
accrued monetary obligations to Company have been satisfied;

        b.	The assignor has executed a general release under seal, in
a form prescribed by Company, of any and all claims against Company, its affiliates, subsidiaries, shareholders, directors, officers, and employees;

        c.	The assignee has demonstrated to Company's satisfaction
that it meets all of Company's then-current requirements for new Operators or for holders of an interest in a franchise, including, without limitation, possession of good moral character and reputation, satisfactory credit ratings, acceptable business qualifications, and the ability to comply fully with the terms of this Agreement;

        d.	The assignee has entered into a written assignment under
seal, in a form prescribed by Company, assuming and agreeing to discharge all of Operator's obligations;

        e.	The assignee, its manager, and its other employees
responsible for the operation of the restaurant have satisfactorily completed such training as Company may then require;

        f.	The assignee executes such other documents as Company may
require in order to assume all of the obligations of this Agreement, to the same extent, and with the same effect, as previously assumed by the assignor; and

        g.	Operator has paid the administrative fee called for by
Article XVI.D.3.

        2.	For proposed transfers or assignments of rights to a
corporation or partnership:

        a.	The assignee's articles of incorporation or articles of
partnership and its bylaws (or similar documents, however denominated) shall provide that the assignee's activities and the activities of the assignee's parent, subsidiaries, and divisions shall be confined exclusively to operating the System Restaurants licensed herein, or other businesses licensed under other agreements with Company, its subsidiaries or affiliates, and the assignee shall comply with those provisions as long as the assignee is a licensee or franchisee of Company; and

        b.	The assignor and assignee shall comply with the
requirements contained in Article XVI.D.1. and Article XVII.

        3.	Operator's required written request for transfer of either
a partial or whole interest in the franchise must be accompanied by an administrative fee to Company of Two Thousand Five Hundred Dollars ($2,500). This administrative fee will not be due with respect to any transfer that (together with all other related previous, simultaneous, or proposed transfers) does not result in a transfer of control of Operator.

        E.	Upon the death or permanent incapacity of any person with
an interest in this franchise or in Operator, and upon the dissolution of an Operator that is a partnership, joint venture, or corporation, the executor, administrator, personal representative, or trustee of such person or entity shall transfer his or its interest to a third party approved by Company within six (6) months. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer. However, in the case of transfer by devise or inheritance, if the heirs or devisees of any such person are unable to meet the conditions in Article XVI. D., the personal representative of the deceased
Operator shall have a reasonable time to dispose of the decedent's interest in the franchise, which disposition shall be subject to all applicable terms and conditions for transfers contained in this Agreement. In the case of permanent incapacity of a partner or a shareholder of Operator who owns less than a controlling interest in Operator, such partner or shareholder may, with Company's written consent, retain his ownership interest in Operator.

        F.	Company's consent to a transfer of any interest subject to
the restrictions of this Article shall not be deemed a waiver of Company's right to demand strict compliance with any of the terms of this Agreement by the assignee.

        G.	If Operator or any person with an interest in Operator has
received and desires to accept any bona fide offer to purchase all or any part of his or its interest in this franchise or in Operator and the transfer of such interest would (1) result in a change in control of Operator or of this franchise or (2) constitute a transfer of any interest held by a controlling person of Operator or of this franchise, then Operator or such person shall notify Company in writing of the purchase price and terms of such offer. Company shall have the right and option, exercisable within thirty (30) days after receipt of such written notification, to send written notice to Operator or such person that Company or its third-party designee intends to purchase the interest which is proposed to be transferred on the same terms and conditions offered by the third party (except that Company or its designee shall be entitled to receive the representations and warranties customary to the sale of a similarly sized business and shall not be responsible for the payment of any broker commission or other transactional fee). Any material change in the terms of an offer prior to closing shall cause it to be deemed a new offer, subject to the same right of first refusal by Company or its third-party designee as in the case of the initial offer.
Company's failure to exercise such option shall not constitute a waiver of any other provision of this Agreement, including any of the requirements of this Article with respect to the proposed transfer.


                           ARTICLE XVII.

PARTNERSHIP AND CORPORATE OPERATORS

        If Operator, or any successor thereof, is a partnership or corporation:

        A.	Upon the execution of this Agreement and upon each transfer
of an interest in this franchise or in Operator and at any other time upon Company's request, Operator shall furnish Company with a list of all shareholders or partners having an interest in this franchise or in Operator, the percentage interest of each shareholder or partner, and a list of all officers and directors, in such form as Company may require.

        B.	Upon the execution of this Agreement and upon each transfer
of an interest in this franchise or in Operator, all holders of a ten percent (10%) or greater interest in this franchise or in Operator shall execute a written agreement with Company personally guaranteeing, jointly and severally with all holders of a ten percent
(10%) or greater interest in this franchise or in Operator, the full payment and performance of Operator's obligations to Company; and all holders of any interest whatsoever in this franchise or in Operator shall individually undertake to be bound by all the other terms of this Agreement, including, without limitation, the restrictions on transfer of interest in Article XVI., and the covenants in Articles
III.D., XI., and XIV.

        C.	Operator's articles of partnership, partnership agreement,
articles of incorporation, bylaws, and other organizational documents shall recite that the issuance and transfer of any interest in Operator is restricted by the terms of Article XVI. of this Agreement. Operator shall also submit to Company, upon the execution of this Agreement, a partnership or shareholders agreement executed by all partners or shareholders of Operator, and a resolution of the partners or Board of Directors ratified by all of Operator's partners or shareholders, which states that, except as may be permitted by Articles XVI. and XVIII., no shares of stock or other interest in Operator shall be issued, transferred, or assigned to any person or legal entity without Company's prior written consent.

        D.	Operator, if it is a corporation, shall maintain stop
transfer instructions against the transfer on its records of any securities with voting rights subject to the restrictions of Article XVI., and shall issue no such securities upon the face of which the following printed legend does not legibly and conspicuously appear:

     "The transfer of this stock is subject to the terms and conditions of one (1) or more Franchise
     Agreements with Pizza Hut, Inc. Reference is made to said Franchise Agreement(s) and to the restrictive provisions of the Articles and Bylaws of this corporation."

        E.	Operator may effect a transaction that would result in
public ownership (as that term is defined under federal and state securities laws) in Operator provided that at least fifty-one percent (51%) of each class of the corporation's stock is restricted, non-registered, and non-public held by individuals that Company has approved as Operators. The business of any Operator who has effected such a transaction, whether through the Operator, its parent, subsidiaries, or divisions, shall be confined exclusively to operating the System Restaurants licensed herein. All necessary consents and waivers required of Company will not be unreasonably withheld; provided, Company's consent to the use of "Pizza Hut" in the name of a publicly traded entity shall not be granted. Nothing in this Article
XVII. E. prohibits Operator from: (i) borrowing from a publicly-traded financial institution or other lender, or from pledging the tangible assets, real or personal (but not an interest in this Agreement), of the business(es) conducted hereunder; or (ii) creating and operating an employee stock ownership plan or equivalent device, subject to other applicable requirements of Articles XVI. and XVII.

        F.	 Operator shall cause every corporation, partnership, and
other non-individual legal person holding any interest in Operator or in this Agreement to provide in its articles of incorporation or articles of partnership and its bylaws (or similar documents, however denominated) that its business activities will be confined exclusively to operating the System Restaurants licensed herein, or other businesses licensed under other agreements with Company, its subsidiaries and affiliates; however, Operator may request an exemption from this provision for cause, which request shall not be unreasonably denied by Company. Operator shall cause every such corporation, partnership, and other non-individual legal person to be in compliance with those requirements, and to remain in compliance with those provisions as long as Operator is a licensee or franchisee of Company, unless Operator's request for an exemption has been granted.


                           ARTICLE XVIII.

PERMITTED ASSIGNMENTS

        Notwithstanding anything to the contrary in Articles XVI. and
XVII.:

        A.	Operator may assign not more than a total of twenty percent
(20%) of Operator's ownership to employees of Operator who are actively engaged in Operator's System Restaurant operations. Any such ownership interest will be subject to all terms and conditions of this Agreement, including, without limitation, restrictions on transfer of interest in Article XVI., the requirements in Article XVII. A. and B., and the covenants in Articles III. D., XI., and XIV.

        B.	Company's "Right of First Refusal Guidelines (July 21,
1986)," "Policy on Transfers to Trusts (June 1990, Revised August
1993)" and "Right of First Refusal Guidelines (November 9, 1992)" (collectively, the "Transfer Modifications"), which have been identified jointly by Company and IPHFHA, are hereby incorporated herein by reference. The provisions of the Transfer Modifications shall be deemed contractual provisions of this Agreement and not policies. The Transfer Modifications may be amended or modified from time to time by Company and IPHFHA, and any such amendments or modifications shall automatically be incorporated herein. To the extent that the provisions of the Transfer Modifications are in direct conflict with the provisions of Articles XVI or XVII hereof, the provisions of the Transfer Modifications shall control.


                          ARTICLE XIX.

DEFAULT AND TERMINATION

        A.	Operator shall be in default under this Agreement, and this
Agreement and all rights granted Operator hereunder shall automatically terminate without notice to Operator, if any of the following events occur:

        1.	If Operator or the business to which this Agreement relates
becomes insolvent (i.e., either has ceased to pay his debts in the ordinary course of business or cannot pay his debts as they become due or is insolvent within the meaning of the federal bankruptcy law) or is dissolved; if a receiver or trustee for the business of Operator is appointed; or if Operator files a voluntary petition in bankruptcy or an involuntary petition is filed by any other person and is not dismissed within ten (10) days of filing; or

        2.	If transfer is attempted or effected in violation of
Articles XVI. or XVII. that would cause a change in control of the Operator or this franchise, or if Article XVII.E is violated.

        B.	Operator shall be in default and Company may, at its
option, upon written notice to Operator, terminate this Agreement and all rights granted hereunder, without affording Operator any opportunity to cure the default, upon the occurrence of any of the following events:

        1.	If Operator is convicted of a felony, a crime involving
moral turpitude, or any other crime or offense that is reasonably likely, in the sole opinion of Company, to adversely affect the Pizza Hut System, Company's Marks, the goodwill associated therewith, or Company's interest therein;

        2.	If Operator discloses or uses the contents of the Manual or
other trade secrets or confidential or proprietary information provided to Operator by Company, contrary to Article III.D., Article
XI., or Article XIV.;

        3.	If Operator knowingly or through gross negligence maintains
false books or records, or knowingly or through gross negligence submits any false report to Company;

        4.	If Operator conducts the business licensed pursuant to this
Agreement so contrary to this Agreement and the Manual as to constitute an imminent danger to the public health; or

        5.	If Company gives Operator notice of Operator's default
under any provisions of Article XIX.C. on three (3) or more occasions in any twelve (12) month period, or five (5) or more occasions in any thirty-six (36) month period, even if Operator cured each such prior default, and even if Operator would otherwise be given an opportunity (under Article XIX.C.) to cure the current default. A termination pursuant to this Article XIX.B.5. will affect: (a) if the defaults relate to one or more individual System Restaurants, only those System Restaurants as to which the defaults occurred; (b) if the defaults relate to Operator's entire operations (which, for this purpose, includes defaults under obligations that do not relate to specific System Restaurants or their operations), all of Operator's rights under this Agreement and all other franchise agreements with Company; and (c) if the defaults relate to individual System Restaurants, but are part of a common pattern or scheme, all of Operator's rights under this Agreement and all other franchise agreements with Company.

        C.	Except as provided in Article XIX.A. and B., Operator shall
have thirty (30) days after Company's written notice of default within which to remedy any default described in this Article XIX.C., and to provide evidence thereof to Company. If any such default is not so cured within that period, or such longer period as applicable law may require, Company may, at its option, terminate this Agreement and all rights granted hereunder upon notice to Operator. Operator shall be in default under this Article XIX.C. for any failure to comply with any of the requirements imposed by this Agreement. Such defaults shall include, without limitation, the occurrence of any of the following events:

        1.	Operator's failure, refusal, or neglect promptly to pay any
monies owing to Company, its subsidiaries and affiliates, when due, or to submit the financial or other information required by Company under this Agreement;

        2.	Operator's failure to maintain the standards specified by
Company in the Manual or otherwise in writing;

        3.	Operator's failure, refusal, or neglect to obtain Company's
prior written approval or consent as required by this Agreement;

        4.	Operator's misuse or unauthorized use of Company's Marks or
other material impairment of the goodwill associated therewith or Company's rights therein;

        5.	Operator's commencement of or conducting any business
operation, or marketing of any product, under a name or mark which, in Company's opinion, is confusingly similar to Company's Marks;

        6.	A default by Operator under any lease, sublease, mortgage,
or deed of trust covering the franchised premises;

        7.	Operator's failure to procure or maintain the insurance
required by Article XXIV.; or

        8.	If Operator, without Company's consent and except in
accordance with Articles XIX.B.4.and 5., ceases to operate or otherwise abandons any of its System Restaurants or, upon destruction of any System Restaurant, fails to rebuild the System Restaurant and resume operation within a reasonable time. However, cessation of the business from a System Restaurant shall not constitute default of this Agreement if caused by condemnation, expiration of a location lease pursuant to its terms at execution, or when failure to rebuild following destruction of the System Restaurant is prohibited by law or the location lease;

        9.	If a transfer is attempted or effected in a manner
inconsistent with Articles XVI. or XVII. but which does not cause a change in control of the Operator or this franchise.

        A termination pursuant to this Article XIX.C. will affect: (i) if the default relates to one or more individual System Restaurants, only those System Restaurants as to which the default occurred; and (ii) if the default relates to Operator's entire operation (which, for this purpose, includes defaults under obligations that do not relate to specific restaurants or their operations), all of Operator's rights under this Agreement.

        D.	In the event of any default under Article XIX.B., or any
default under Article XIX.C. not cured within the time therein specified, Company may, as an alternative to termination, in its sole discretion, redefine the Territory as Company deems appropriate under the circumstances, and/or refuse to allow Operator to establish any additional System Restaurants pursuant to this Agreement. Any such action by Company shall not in any way limit Company's right to decline renewal owing to such default by Operator, and shall be in addition to any other right or remedy Company may have.

        E.	In the event any System Restaurant is closed for business
for a period totaling thirty (30) days without Company's prior written consent, Operator acknowledges that the damages to Company from such closing cannot be easily calculated and hereby agrees, without limiting Company's other rights pursuant to this Agreement, to pay an amount as liquidated damages for such default, and not as a penalty, equal to two times the aggregate monthly service fees paid or due with respect to such unit for the twelve (12) calendar months preceding the closing. In the event such unit has not been open for business for a full twelve (12)-month period, the total amount of liquidated damages due Company shall be computed by determining the highest monthly service fee ever paid or due on such unit and multiplying such figure by twenty-four (24). Whenever Operator seeks Company's consent to close a System Restaurant, Company will consider such factors as the System Restaurant's location, sales volume, profitability, exposure to crime, and competitive activity in the market. If Company consents to closing a System Restaurant and Operator establishes a replacement unit within one (1) year of such closing, Company may, in its sole discretion, credit the unamortized portion of the initial fee for such closed System Restaurant against the amount of initial fee required by
Article IX.A.1.

        F.	In the event any franchised premises is permanently closed
for business as a System Restaurant for any reason whatsoever, whether with or without Company's consent, Operator shall, in addition to any other rights or remedies Company may have, immediately deidentify such franchised premises pursuant to the requirements of Article XX.A.


                           ARTICLE XX.

RIGHTS AND OBLIGATIONS UPON TERMINATION OR NONRENEWAL

        Upon the termination or (except as specifically noted below) the nonrenewal of the franchise granted under this Agreement:

        A.	Operator shall immediately discontinue use of Company's
Marks and of the System. In addition, Operator shall discontinue use of Company's color scheme and shall make any other changes that Company may direct, in order to effectively distinguish Operator's former System Restaurant(s) from Company's proprietary designs. If Operator shall fail to make such changes within seven (7) days after written notice, then Company, in addition to any other remedy it may have, shall have the right to enter upon the premises and to make or cause to he made such changes at the expense of Operator (without being deemed guilty of trespass or any other tort), which expense Operator agrees to pay on demand.

        B.	Company may retain all fees paid pursuant to this
Agreement.

        C.	Any and all obligations of Company to Operator under this
Agreement shall immediately cease and terminate.

        D.	Any and all rights of Operator under this Agreement shall
immediately cease and terminate.

        E.	In no event shall a termination or nonrenewal of this
Agreement affect Operator's obligations to take or abstain from taking any action in accordance with this Agreement.

        F.	Operator acknowledges and agrees that rights in and to
Company's Marks and the use thereof shall be and remain the property of Company.

        G.	Upon any termination or nonrenewal, Operator shall sell to
Company and Company shall buy, at Operator's cost, all amounts of trade secret items that Operator may have in stock at the time of such termination or nonrenewal.

        H.	In the event Operator has registered any of Company's Marks
as part of Operator's assumed or fictitious name, Operator shall amend such registration to delete Company's Marks therefrom.

        I.	Operator shall immediately pay any and all amounts owing to
Company, its subsidiaries and affiliates.

        J.	Company shall have the option, exercisable by written
notice within thirty (30) days after the termination (but not the nonrenewal) of this Agreement, to take an assignment of all telephone numbers (and associated listings) for Operator's Delivery Restaurants and Delco Restaurants and centralized order-taking facilities (if any). Operator is not entitled to any compensation from Company if Company exercises this option.

        The provisions of this Article XX. relating to termination apply only to the specific System Restaurant(s) terminated, if Company terminates (pursuant to Article XIX.) less than all of Operator's
System Restaurants.


                             ARTICLE XXI.

RENEWAL

        A.	Unless terminated as herein otherwise provided, Operator
shall have the option at the expiration of the initial or any subsequent term of this Agreement to renew the franchise granted hereunder for a renewal term of twenty (20) years by executing
Company's form of Franchise Agreement as described in Article XXI.B., provided that:

        1.	Operator gives Company written notice of its election to
renew not less than two (2) months nor more than nine (9) months prior to the expiration of the initial term;

        2.	Operator executes a general release under seal, in a form
prescribed by Company, of any and all claims against Company, its affiliates, subsidiaries, shareholders, directors, officers, and employees;

        3.	Operator, at the time of notice of election to renew and at
the end of the initial term, is not in default of any of the terms or conditions of this Agreement or any other agreement between Operator and Company, its subsidiaries and affiliates, and has substantially complied with the terms and conditions of all such agreements during the term of this Agreement;

        4.	All of Operator's accrued monetary obligations to Company,
its subsidiaries and affiliates, have been satisfied prior to renewal, and timely met throughout the term of this Agreement; and

        5.	Operator is in compliance with the standards set forth in
Company's then-current Manual and has made such modernization and renovations (including, without limitation, signs, furnishings, interior and exterior decor, fixtures, equipment, and structural changes) and repairs and maintenance to Operator's System Restaurants as Company may have required and may require pursuant to Article
III.B. and C. and Article XXII. However, in no event will Company require as a condition of renewal extensive structural changes, major remodeling and renovation, and substantial modification to existing improvements except in accordance with Article III.C.

        B.	1.	The franchise agreement to be executed at renewal may
be different from this Agreement to the extent that current business conditions warrant changes. No initial franchise fee will be due upon renewal with respect to those of Operator's System Restaurants already opened as to which Operator has previously paid an initial franchise fee.

        2.	The renewal form of franchise agreement shall:

        a.	provide that the amount of the Service Fee due thereunder
for System Restaurants (other than Delco Restaurants and Delivery
Restaurants) shall be the Restaurant Competitive Rate, as hereinafter defined, and the amount of the Service Fee due thereunder for Delco Restaurants and Delivery Restaurants shall be the Delco/Delivery
Competitive Rate, as hereinafter defined; and

        b.	not include Schedule B except Section H and the definitions
of Rebuild, Relocate, Remodel, and Reimage. All other obligations under Schedule B shall be deleted upon renewal.

        3.	For purposes of Article XXI.B.2:

        a.	the Restaurant Competitive Rate shall not exceed the
royalty rates being offered to new franchisees, for comparable services, as of one year prior to the renewal date, by franchisors of national full-service sit-down restaurant chains which have average unit sales volumes and average unit net operating cash flows comparable to those of Pizza Hut Restaurants; provided, however, that the Restaurant Competitive Rate shall not be less than the applicable Service Fee rate described in Article IX.A.2 as of the renewal date; and

        b.	the Delco/Delivery Competitive Rate shall not exceed the
royalty rates being offered to new franchisees, for comparable services, as of one year prior to the renewal date, by franchisors of national pizza delivery chains which have average unit sales volumes and average unit net operating cash flows comparable to those of Delivery Restaurants and Delco Restaurants; provided, however, that the Delco/Delivery Competitive Rate shall not be less than the applicable Service Fee rate described in Article IX.A.2 as of the renewal date.

        c.	The Restaurant Competitive Rate and the Delco/Delivery
Competitive Rate (the "Competitive Rates") shall be offered by Company not later than nine (9) months prior to the expiration of the term of this Agreement, after consideration of the factors outlined in Article XXI.B.3.a and Article XXI.B.3.b above. Unless IPHFHA reasonably determines that either or both of the offered rates offered by Company exceed the Competitive Rates, as determined in accordance with Article XXI.B.3. above and notifies Company in writing, within sixty (60) days of Company's written notice of the offered rates, setting forth IPHFHA's objections and reasons therefor with respect to each or both of the rates offered by Company, then IPHFHA shall be deemed to have accepted the rates offered by Company as being reasonable and proper, and such rates shall be binding on Company and Operator as the Competitive Rates. With respect to any of Company's offered rates to which IPHFHA has objected on the basis set forth above, then thereafter for the following sixty (60) days, Company and IPHFHA shall meet and attempt to resolve their disagreement with respect to the disputed rates identified by IPHFHA as exceeding the applicable Competitive Rates determined pursuant to Article XXI.B.3. above. If, following such sixty (60) day period, IPHFHA does not agree that one or both of Company's offered rates comply with the criteria set forth in Article XXI.B.3 (the "Rates Criteria"), then IPHFHA may file a demand for arbitration with the Center of Public Resources, Inc. ("CPR"), asking the arbitrator to settle the dispute in accordance with the following principles. First, both Company and IPHFHA shall fully participate in the arbitration and shall have the right to submit whatever evidence and arguments they believe support their respective positions, including without limitation their offered rates and the applicable market conditions. As a threshold matter, the arbitrator, after reviewing the parties' submissions, shall rule that either one or both of Company's offered rate(s) are or are not in compliance with the Rates Criteria. If the arbitrator rules that one or both of Company's offered rates are in compliance with the Rates Criteria for either the Restaurant Competitive Rate or the Delco/Delivery Competitive Rate, or both, as applicable, then Company's offered rate with respect to either or both, as applicable, shall become the Restaurant Competitive Rate or Delco/Delivery Competitive Rate, as applicable. If the arbitrator rules against Company on either or both of such offered rates, then the arbitrator shall rule whether one or both of IPHFHA's offered rates are in compliance with the Rates Criteria. The arbitrator shall be free to accept none, either or both of Company's or IPHFHA's offered rates as the applicable Competitive Rates. As to any offered rates for which the arbitrator has rejected both Company's and IPHFHA's offered rates as failing to meet the Rates Criteria, Company and IPHFHA shall recommence the process described above for establishing such Competitive Rates. The arbitrator shall issue his ruling(s) within twenty (20) days after the conclusion of each hearing. The arbitrator's ruling(s) shall be binding on Company and Operator, unless the arbitrator has failed to follow the requirements of this provision. For purposes of this Article XXI.B.3.c., the arbitrator's fees and expenses and the other administrative expenses of the arbitration shall be shared equally by Company and IPHFHA.

        d.	If CPR shall cease to exist or refuse to arbitrate such
dispute, Company and IPHFHA shall have the right to jointly appoint a substitute neutral organization to arbitrate such dispute, and the rules of such substitute organization shall govern such arbitration. Except as provided below, the arbitration shall be conducted in accordance with CPR's (or its substitute's) rules of commercial arbitration. The decision of the arbitrator shall be binding upon Company and Operator. The arbitration shall be conducted at a place designated by the Arbitrator.

        C.	No later than two (2) years prior to the expiration of this
Agreement, Company will notify Operator in writing whether or not Operator appears then to be eligible to renew the franchise granted hereunder. If Company advises Operator that the franchise is not eligible for renewal, it will specify the reasons for such ineligibility. One (1) year thereafter, Company will provide a similar notice to Operator specifying whether any deficiencies noted in the prior notice have been cured. In no event shall the provisions of
Article XXI.C. relieve Operator from the requirements of Article
XXI.A. or in any way affect Company's rights and remedies under Articles XIX. and XX.


                          ARTICLE XXII.

REPAIR AND MAINTENANCE

        Operator shall repair and paint the interior and exterior of the buildings from which it conducts its business hereunder in accordance with Company's then-applicable facility standards, and at all times shall maintain the interior and exterior of the buildings and surrounding premises in a clean and orderly condition in accordance with Company's then-applicable facility standards.


                           ARTICLE XXIII.

ADDITIONAL TRADEMARKS

        Company may, from time to time, in Company's sole discretion, obtain additional trademark and/or service mark rights in words and/or designs. In the event of any of these occurrences, Company may license Operator to use those trademarks or service marks by giving written notification to Operator that such marks now form part of Company's Marks. The term of such license will be coextensive with the terms hereof and will be subject to all the restrictions with respect to the use of those rights as set forth herein and in the notice granting Operator the license.

                           ARTICLE XXIV.

INSURANCE

        A.	Operator shall obtain and maintain, with an insurance
company approved by Company, which approval shall not be unreasonably withheld, windstorm, fire, and extended coverage insurance, insuring the construction of improvements and completed System Restaurants operated by Operator, for the full replacement value thereof. In the event of damage to the System Restaurants covered by insurance, the proceeds of any such insurance shall be used to restore the System Restaurants to their original condition as soon as possible unless such restoration is prohibited by the location lease or Company has otherwise consented in writing.

        B.	Operator shall obtain and maintain, with an insurance
company approved by Company, which approval shall not be unreasonably withheld, comprehensive general liability insurance (including products liability), and comprehensive automobile liability insurance (including coverage for all owned, non-owned, leased, or hired vehicles), all in amounts equal to at least Two Million Dollars ($2,000,000.00) combined single limit for death, personal injury, and property damage, and workers' compensation insurance (coverage B) as required by law. Said insurance shall in each instance designate Company as an additional named insured. Operator shall file with Company certificates of such insurance and shall promptly pay all premiums on said policies as and when the same become due. In addition, said policies shall contain a provision requiring thirty
(30) days prior written notice to Company of any proposed cancellation, modification, or termination of insurance. If Operator fails to obtain or maintain the insurance required hereunder, Company may, at its option, in addition to any other rights it may have, procure such insurance for Operator without notice and Operator shall pay the premiums and Company's cost in taking such action immediately upon demand therefor.

        C.	The insurance coverage required to be kept in effect by the
terms of Article XXIV. shall be subject to continuing review by Company. Company may, from time to time, require Operator to obtain additional insurance beyond the aforestated requirements provided the increased insurance thus required is commercially practicable and is not in amounts higher than the average amounts carried by Company with respect to Company-owned System Restaurants. In such event, Company will advise Operator in writing as to the additional insurance required and Operator shall, within thirty (30) days of the date of such notification, file with Company certificates of insurance which comply with such requirements. Operator may, in its sole discretion, obtain additional insurance beyond that required by Article XXIV.


                          ARTICLE XXV.

INDEMNIFICATION

        Operator agrees to protect, indemnify, and save Company, its affiliates, subsidiaries, shareholders, directors, officers, and employees harmless from any and all loss, damage, liability, or attorney's fees and costs incurred by any of them owing to claims which arise directly or indirectly from or in connection with Operator's operations under this Agreement.

        The provisions of this Article XXV. shall not bar Operator from bringing a separate action against Company following a final judgment against Operator arising directly out of acts or omissions of Operator taken at, and in accordance with, specific negligent directions given to Operator by Company in this Agreement, in the Manual, or in other written instructions.


                           ARTICLE XXVI.

RELATIONSHIP OF PARTIES

        A.	Company and Operator are not and shall not be considered as
joint venturers, partners, or agents of each other, or anything other than franchisor and franchisee, and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

        B.	Company and Operator further acknowledge and agree that the
relationship created by this Agreement is not a fiduciary relationship.


                           ARTICLE XXVII.

EXECUTION, INTERPRETATION, NOTICES

        A.	This Agreement takes effect upon its acceptance and
execution by Company in Dallas, Texas, and shall be governed by and construed in accordance with the laws of or applicable to the State of Kansas, U.S.A. Operator consents to the jurisdiction of any state or federal court of general jurisdiction in either Dallas or Dallas County, Texas, or the county in which Company has its principal place of business with respect to any proceedings arising out of this Agreement. Operator agrees that mailing to its last known address by registered mail of any process shall constitute lawful and valid process. Operator further agrees that it will bring any legal proceedings arising out of this Agreement only in the courts mentioned above.

        B.	All terms and words used in this Agreement, regardless of
the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context or sense of this Agreement or any paragraph or clause herein may require, the same as if such words had been fully and properly written in the number and gender. Headings preceding the text, articles, and sections hereof have been inserted solely for convenience of reference and shall not be construed to affect the meaning, construction, or effect of this Agreement.

        C.	Except as otherwise defined in Article XI.A., all
references to "Operator" shall mean and include the individual Operator; Operator's shareholders, officers, and directors, if Operator is a corporation; and any one or more partners and participants in Operator, if Operator is a partnership or joint venture.

        D.	This Agreement may be executed in any number of
counterparts, each of which, when so executed and delivered, shall be deemed an original, but such counterparts together shall constitute but one and the same instrument.

        E.	Except for (i) that certain undated Memorandum of
Understanding, by and between Company and IPHFHA, executed as the result of certain disputes relating to the East Side Mario's chain, and (ii) the agreements by Company outlined in a certain memorandum from Mike Miles, dated December 22, 1998, relating to the development of certain Express Restaurants (the provisions of each of which shall survive the execution and delivery of this Agreement), and (iii) that certain Agreement, dated March 31, 1975, as subsequently amended (including without limitation as amended by that certain letter from IPHFHA to Company, dated January 24, 1996,) by and between Company and IPHFHA, concerning advertising for System Restaurants, this instrument contains the entire agreement of the parties, and no representations, inducements, promises, or agreements, oral or otherwise, not embodied herein, were made by Company and none shall be of any force or effect.

        F.	Effective January 1, 2003, except as provided in Article
I.A.3 with respect to Side Agreements, and provided this Agreement has been executed and delivered by both Company and Operator, the 1990 Franchise Agreement and any amendments thereto previously executed by Operator with respect to the Pizza Hut Restaurants franchised thereunder and to the Territory shall be superseded by this Agreement and shall have absolutely no further force or effect whatsoever. This provision shall not, however, relieve Operator of any financial obligations then owing to Company, its subsidiaries and affiliates.

        G.	Nothing in this Agreement (except for Articles VI.B., XII.,
and XXV.) is intended or shall be deemed to confer any rights or remedies upon any person or legal entity not a party hereto.
Furthermore, the parties agree that the persons who are third-party beneficiaries of those provisions of this Agreement can sue Operator for failure to comply with those specific provisions of this Agreement, but cannot compel Company to sue Operator on their behalf.

        H.	In case of a breach or a threatened breach of any provision
of this Agreement by Operator, Company shall, in addition to any other remedy it may have, and notwithstanding any other provision hereof (including Article XXVII.), be entitled to an injunction restraining Operator from committing or continuing to commit any breach or threatened breach of this Agreement, without showing or proving any actual damage sustained by Company.

        I.	Except as otherwise specifically provided in this
Agreement, each party shall bear its own attorneys' fees, expert witness fees, and court costs incurred incident to any violation or alleged violation of this Agreement.

        J.	Each article, paragraph, subparagraph, term, and condition
of this Agreement, and any portions thereof (including any covenant which has been reduced from its original scope pursuant to Article
XI.C.), shall be considered severable; if, for any reason, any portion of this Agreement is determined to be invalid, contrary to, or in conflict with, any applicable present or future law, rule, or regulation in a final, unappealable ruling issued by any court, agency, or tribunal with valid jurisdiction in a proceeding to which Company is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement, all of which shall remain binding on the parties and continue to be given full force and effect. Any invalid portion shall be deemed not to be a part of this Agreement as of the date upon which the ruling becomes final if Operator is a party to such proceedings, or upon Operator's receipt of notice of nonenforcement from Company.

        K.	All notices to Company required by the terms of this
Agreement shall be sent by certified or registered mail or by overnight delivery service, addressed to Company at its office at 14841 Dallas Parkway, Dallas, Texas 75254-7552, or at such other address as Company designates in writing, marked, "Attention: Vice President-Franchising." All notices to Operator required by the terms of this Agreement shall be sent by certified or registered mail or by overnight delivery service, addressed to Operator at 3020 N. Cypress Rd., Suite 100, Wichita, Kansas 67226 or at such other address as Operator designates in writing. Notices will be effective when delivery is made or is first attempted during normal business hours (8 a.m. to 5 p.m. local time, Monday through Friday, except national or state holidays), except that notices of change of address will be effective ten (10) days after that date.


                        ARTICLE XXVIII.

REQUESTS FOR WAIVERS AND CONSENTS

        A.	Company will consider written requests by Operator for
Company's consent to a waiver of any obligation imposed by this Agreement. Any such request will be considered on a case by case basis and nothing shall be construed to require Company to grant any such request for a waiver. Any waiver granted by Company shall be without prejudice to any other rights Company may have, will be subject to continuing review by Company, and may be revoked, in Company's sole discretion, at any time and for any reason, effective upon ten (10) days' prior written notice to Operator. Company makes no warranties or guarantees upon which Operator may rely, and assumes no liability or obligation to Operator by providing any waiver, approval, consent, assistance, or suggestion to Operator in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

        B.	Unless otherwise specifically provided herein, whenever
this Agreement requires Operator to obtain Company's prior written consent, Operator shall timely address its written request for such consent to Company's Vice President-Franchising or such other person as Company may designate in writing and, thereafter, Company will consider such request and advise Operator of its decision in writing within forty-five (45) days of receipt of the request. Company's failure to thus advise Operator will constitute Company's consent to such request, however, the aforesaid forty-five (45) days does not commence until Operator has provided Company with all relevant information and documentation requested by Company.

        C.	Neither party shall be deemed to have waived or impaired
any right, power, or option reserved by this Agreement (including, without limitation, its right to demand strict compliance with every term, condition, and covenant herein, or to declare any breach thereof a default and to terminate this Agreement prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof; any failure to demand strict compliance with this Agreement; any waiver, forbearance, delay, failure, or omission to exercise any right, power, or option, whether of the same, similar, or different nature, against Company, Operator, or any of Company's other franchisees; or the acceptance of any payments due after any breach of this Agreement


                           ARTICLE XXIX.

RELEASE

        A.	Each party acknowledges (conditioned upon execution and
delivery of this Agreement by each party to the other) that, except for any Surviving Claims, as defined in Article I.A.2, the other has fully and satisfactorily performed all its obligations pursuant to that certain 1990 Franchise Agreement between Operator and Company dated March 1, 1990, and any amendments thereto. Accordingly, except for Surviving Claims, each party, for itself, its heirs, executors, successors, and assigns, hereby releases and discharges the other, its affiliates, subsidiaries, shareholders, directors, officers, and employees from any and all actions, suits, proceedings, claims, and demands whatsoever, whether presently known or unknown, which it may have or may hereafter claim to have arising out of or related to any and all transactions of any kind at any time prior to and including the date hereof, including, without limitation, any and all claims arising under any federal, state, or local law, rule, or ordinance.

        B.	Where Article XVI.D.1.b. or Article XXI.A.2. requires a
release from Operator, and Company in fact solicits and receives such a release, Company will, upon the written request of Operator, execute a release in favor of Operator provided all of Operator's accrued monetary and development obligations to Company, its subsidiaries and affiliates, have been satisfied. Operator hereby agrees that any such release shall not act as a release, discharge, waiver, bar, or estoppel upon the Company, its subsidiaries and affiliates, from maintaining any and all actions, suits, proceedings, claims, and demands whatsoever, whether presently known or unknown, which Company, its subsidiaries and affiliates, may have or may thereafter claim to have, arising out of or related to any and all transactions of any kind at any time subsequent to the date Company executes said release (including that portion of continuing transactions that began prior to the date of the release but continued after the release).

        WITNESS our hands and seals the day and year first above written.

WITNESS:                            PIZZA HUT, INC.
                                    "COMPANY"

_____________________________       By:________________________________
                                                       , Vice President

WITNESS:                            AMERICAN PIZZA PARTNERS, L.P.
                                    By:  RMC American Management, Inc.,
                                    Managing General Partner
                                    "OPERATOR"
_____________________________       By:________________________________
                                       Hal W. McCoy, President



                             SCHEDULE A

                              BYLAWS
                                OF
              PIZZA HUT NATIONAL PURCHASING COOP, INC.


                            Article II

                        Stockholder Members

	2.6	Purchase Commitment.  Each stockholder member shall
purchase virtually all Goods and Equipment for use in the stockholder member's retail outlets through the purchasing programs of the Unified Coop and the Coop. "Virtually all" with respect to Goods and Equipment means all Goods and Equipment except Goods and Equipment:

		(a)	Where the Unified Coop or the Coop agrees in advance
in writing that the stockholder member need not purchase the particular item or category of Goods or Equipment through the purchasing programs of the Unified Coop;

		(b)	Where the stockholder member determines in good faith,
after written notice to the Unified Coop (or if prior notice is impractical, with notice given as soon as possible), with respect to a specific item or category of Goods or Equipment for specific retail outlets that (i) the Unified Coop is unable to meet the member's required volume of supply of the particular Goods or Equipment, or
(ii) the Unified Coop is unable to meet previously established quality standards with respect to particular Goods or Equipment;

		(c)	Where the stockholder member determines in good faith,
after written notice to the Unified Coop (or if prior notice is impractical, with notice given as soon as possible), that the Unified
Coop's purchasing policies or procedures with respect to the particular item or category of Goods or Equipment present a material business risk to the member, which the member is unwilling to assume, because of the Unified Coop's volume, hedging or similar commitments, arrangements or policies; or

		(d)	Purchased after the termination of the stockholder
member's membership in the Coop.


                              SCHEDULE B

                          FACILITIES UPGRADE

	Introduction. The parties acknowledge that it is important to the System that Pizza Hut Restaurants be upgraded ("Upgrade") to present an attractive and current image to the public. For purposes of this Schedule B, references to "Pizza Hut Restaurants" in this Schedule B shall include all Pizza Hut Restaurants subject to the franchise agreements listed on Schedule B-1.

	A.	Upgrades may be accomplished through one of four means:

		1.	A relocation of an existing Pizza Hut Restaurant to a
new location and building within the same trade area consistent with Company's "R2K New Build Drawings and Specifications" (3/2000), "R2K2
New Build Drawings and Specifications" (3/2001) and "Main Path New
Build Drawings and Specifications" (5/2000), or as Duly Modified (as hereinafter defined), or in accordance with plans submitted by Operator and approved by Company (a "Relocation"). A Relocation would be intended to make the Pizza Hut Restaurant new, bigger (if warranted), more convenient and more accessible, or to adapt to a change in neighborhood necessitating a more desirable location. A
Relocation would involve a better site location, a bigger parking lot
(if warranted), a new exterior and interior image, drive-through capability (as permitted), delivery capability and a high-volume kitchen.

		2.	A complete rebuilding of an existing Pizza Hut
Restaurant at the same location consistent with Company's "R2K New Build Drawings and Specifications" (3/2000), "R2K2 New Build Drawings and Specifications" (3/2001) and "Main Path New Build Drawings and Specifications" (5/2000), or as Duly Modified, or in accordance with plans submitted by Operator and approved by Company (a "Rebuild"). A Rebuild would be intended to make the Pizza Hut Restaurant new and bigger (if warranted). A Rebuild would include a new building, new exterior and interior image, drive-through capability (as permitted), delivery capability and a high volume kitchen.

		3.	A substantial renovation to an existing Pizza Hut
Restaurant consistent with Company's "Remodel Drawing Templates and Specifications (35 and 39 series)" (10/2001), or in accordance with plans submitted by Operator and approved by Company (a "Remodel"). A Remodel would be intended to make the Pizza Hut Restaurant look consistent with the then-current facility requirements. A Remodel would consist of: (i) with respect to the exterior, an image Upgrade, including the cupola, pediments, awnings, windows and a fresh parking lot, and (ii) with respect to the interior, dining room finishes and materials, furniture and booth lights, artwork and counters and buffet (which may be new or refurbished), new smallwares, and fresh and clean restrooms.

		4.	A facelift for a Pizza Hut Restaurant in accordance
with Company's "Minimum Asset Standards and Reimage Specifications" (5/2002), or as Duly Modified, or in accordance with plans submitted by Operator and approved by Company (a "Reimage"). There shall be two types of Reimages: a Full Reimage and a Partial Reimage. A Full
Reimage would be intended to make the Pizza Hut Restaurant appear up-to-date, and would consist of signage, paint, dining room finishes, dining room furniture and counters and buffet (which may be new or refurbished), new smallwares, a fresh parking lot and clean and fresh restrooms. A Partial Reimage would consist of maintenance of the exterior and interior of the Pizza Hut Restaurant and new signage.

	For purposes of this Schedule B, changes to plans or specifications relating to the Relocation, Rebuilding, Remodeling or Reimaging of a Pizza Hut Restaurant are duly modified ("Duly Modified") if the additional costs of Relocating, Rebuilding, Remodeling or Reimaging a Pizza Hut Restaurant are not material (separately or in the aggregate with respect to each Pizza Hut Restaurant) and such changes have been made after prior consultation with the Upgrade Committee. Any change to plans or specifications shall not be applicable to any Pizza Hut Restaurant which previously has been, or which currently is being, Relocated, Rebuilt, Remodeled or Reimaged, as of the date such change is announced. Any Upgrade which does not conform to the standards for a Relocation, Rebuild, Remodel, or Reimage, or as Duly Modified (a "non-standard Upgrade") shall nonetheless qualify as the applicable Upgrade if Operator submits the plans for the non-standard Upgrade to Company and receives Company's prior written approval, which shall not be unreasonably delayed or withheld.

	B.	1.	The obligations of an Operator to Relocate, Rebuild,
Remodel or Reimage a Pizza Hut Restaurant shall depend upon (i) the weekly per restaurant average sales ("WPRA") of such Pizza Hut
Restaurant during 2002, and (ii) the number of persons within a three
(3) mile radius of the Pizza Hut Restaurant, as determined on the basis of statistical information provided by American Clearing House
(ACH) or such other information provider as Company and IPHFHA may jointly designate:

		a.	If the WPRA for a Pizza Hut Restaurant is
$14,000.00 or more (a "High Volume Restaurant"), Operator shall either Remodel, Relocate or Rebuild such Pizza Hut Restaurant.

		b.	If the WPRA for a Pizza Hut Restaurant is less
than $14,000.00 but greater than $9,500.00 and there are 15,000 or more persons within a three (3) mile radius of the Pizza Hut
Restaurant (a "Middle Volume/High Population Restaurant"),
Operator shall either Remodel, Relocate or Rebuild such Pizza Hut
Restaurant.

		c.	If the WPRA for a Pizza Hut Restaurant is less
than $14,000.00 but greater than $9,500.00 and there are less than 15,000 persons within a three (3) mile radius of the Pizza
Hut Restaurant (a "Middle Volume/Low Population Restaurant"),
Operator shall, at a minimum, Fully Reimage the Pizza Hut
Restaurant. Operator may also, at its option, Relocate, Rebuild or Remodel that Pizza Hut Restaurant in order to comply with its obligations as set forth in this Schedule B.

		d.	If the WPRA for a Pizza Hut Restaurant is
$9,500.00 or less and there are 15,000 or more persons within a three (3) mile radius of the Pizza Hut Restaurant (a "Low Volume/High Population Restaurant"), Operator shall, at a minimum, Partially Reimage the Pizza Hut Restaurant; provided, however, that Operator must either Remodel, Relocate or Rebuild 50% of Operator's Low Volume/High Population Restaurants. Operator may also, at its option, Rebuild, Relocate, Remodel or Fully Reimage one or more of its other Low Volume/High Population Restaurants in order to comply with its obligations as set forth in this Schedule B.

		e.	If the WPRA for a Pizza Hut Restaurant is
$9,500.00 or less and there are less than 15,000 persons within a three (3) mile radius of the Pizza Hut Restaurant (a "Low Volume/Low Population Restaurant"), Operator shall, at a minimum, Partially Reimage the Pizza Hut Restaurant. Franchisee may also, at its option, Rebuild, Relocate, Remodel or Fully Reimage that Pizza Hut Restaurant in order to comply with its obligations as set for in this Schedule B.

		2.	Any Pizza Hut Restaurant that is Relocated, Rebuilt or
Remodeled, regardless of whether it is a High Volume Restaurant, Middle Volume/High Population Restaurant, Middle Volume/Low Population Restaurant, Low Volume/High Population Restaurant or Low Volume/Low
Population Restaurant, shall be counted as being Upgraded in determining whether Operator has met the development schedule set forth in Section D below.

		3.	Regardless of whether or when a Pizza Hut Restaurant
will be Relocated, Rebuilt, Remodeled or Reimaged, all Pizza Hut
Restaurants must have the new Pizza Hut logo on pole signs not later than September 30, 2008. In addition, with respect to any Pizza Hut Restaurant that is scheduled to be Relocated, Rebuilt or Remodeled on or after January 1, 2009, Operator must, on or prior to September 30, 2008, remove its roof signage and, upon demand by Company, paint the roof, as Company may reasonably require.

		4.	Operator shall only be required to Relocate, Rebuild
or Remodel a number of Pizza Hut Restaurants (regardless of whether the Pizza Hut Restaurant is a High Volume Restaurant, Middle
Volume/High Population Restaurant, Middle Volume/Low Population
Restaurant, Low Volume/High Population Restaurant or Low Volume/Low Population Restaurant) which equals 87.5% of the sum of (A) the aggregate number of Operator's High Volume Restaurants and Middle
Volume/High Population Restaurants as of January 1, 2003, and (B) 50% of Operator's Low Volume/High Population Restaurants as of January 1,
2003.  For purposes of this Schedule B, in determining whether
Operator is in compliance with the number of Pizza Hut Restaurants which must be Relocated, Rebuilt, Remodeled or Reimaged by a particular date, the results obtained by making any calculation shall be rounded down to the nearest whole number.

		5.	All Relocations, Rebuilds and Remodels shall be
completed in accordance with the development schedule set forth in Section D.1 below. High Volume Restaurants, Middle Volume/High Population Restaurants and Low Volume/High Population Restaurants which Operator elects not to Relocate, Rebuild or Remodel, as permitted under Section B.4 above, shall be deemed "Excepted Restaurants" for purposes of Section D.2 below and shall be Reimaged in accordance with the development schedule set forth therein.

		6.	A Pizza Hut Restaurant which has been opened,
Relocated, Rebuilt or Remodeled on or after January 1, 1998 is deemed to have been Upgraded; provided, that in the case of a Remodeled Pizza Hut Restaurant, the Remodeling complied with the standards under the NCFA in effect at the time of such Remodeling.

	C.	1.	Not later than ninety (90) days after the date of this
Agreement, Operator shall submit to Company a market plan which shall include a schedule (the "Initial Upgrade Schedule"), substantially in the form provided by Company after consultation with IPHFHA, for all of the Pizza Hut Restaurants subject to this Agreement. With respect to each Pizza Hut Restaurant subject to this Agreement, the Initial
Upgrade Schedule shall describe whether and when that Pizza Hut
Restaurant will be Relocated, Rebuilt, Remodeled, Fully Reimaged or
Partially Reimaged. Company shall provide available resources (such as demographic information) that will assist Operator in completing its Initial Upgrade Schedule (or an Adjusted Upgrade Schedule).

		2.	a.	Company shall review the Initial Upgrade Schedule
and not later than ninety (90) days after Company's receipt of the Initial Upgrade Schedule, Company shall notify Operator in writing whether or not it believes that (i) the Initial Upgrade Schedule has been prepared in accordance with the requirements set forth in Section
B above, or (ii) Operator's Pizza Hut Restaurants have been scheduled for Upgrading in accordance with the development schedule described in Section D below ((clauses (i) and (ii) are hereinafter referred to as the "Upgrade Requirements"). Such notice (the "Initial Upgrade
Schedule Notice") shall specify deficiencies, if any, in Operator's proposed Initial Upgrade Schedule. Except as otherwise provided in Section C.2.b below, within thirty (30) days of its receipt of the Initial Upgrade Schedule Notice, Operator shall make any required adjustments to its Initial Upgrade Schedule so that it meets the Upgrade Requirements.

		b.	If at any point the parties disagree on whether
the Initial Upgrade Schedule meets the Upgrade Requirements, representatives of Company and Operator shall meet and confer regarding the disagreement. If they are unable to reach agreement as to whether the Initial Upgrade Schedule meets the Upgrade Requirements, either party may submit the dispute to the Upgrade Committee, as described below.

		3.	a.	Within six months prior to the third (3rd), sixth
(6th) or eighth (8th) Anniversary Date (as hereinafter defined), if either Company or Operator believes in good faith that market circumstances or asset performance of Pizza Hut Restaurants within Operator's Territory have changed materially subsequent to the date of this Agreement, then either party may request that the Initial Upgrade
Schedule be revised (an "Adjusted Upgrade Schedule") so that the Pizza
Hut Restaurants which have not yet been Relocated, Rebuilt, Remodeled or Reimaged can be appropriately reclassified to conform to the requirements of Section B above, with appropriate adjustments to be made to the applicable development schedules set forth in the Initial
Upgrade Schedule to reflect the reclassification of these Pizza Hut
Restaurants into the correct categories specified in Section B. In determining whether Operator is in compliance with its obligations to Upgrade as set forth in Schedule D.1, the Adjusted Upgrade Schedule shall become applicable at the next succeeding Checkpoint Date (e.g., if an Adjusted Upgrade Schedule is adopted in connection with the third Anniversary Date, Operator will not be required to meet the Adjusted Upgrade Schedule until the sixth Anniversary Date). For purposes of interpreting the conditions under which an Adjusted
Upgrade Schedule is warranted, a change in "market circumstances" or "asset performance" shall not include lender financing or projected
Upgrade sales performance, but may include then-current WPRA, then-current costs of construction and then-current real estate acquisition or rental costs, as they relate to the categories of Upgrade development outlined above.

		b.	If Company and Operator are unable to reach
agreement as to the terms of the Adjusted Upgrade Schedule, either party may submit the dispute to the Upgrade Committee, as described below.

		4.	a.	The Upgrade Committee shall review each party's
proposed Initial Upgrade Schedule or Adjusted Upgrade Schedule, as applicable, and promptly make a non-binding written recommendation to Company and Operator regarding what the Initial Upgrade Schedule or Adjusted Upgrade Schedule, as applicable, should be.

		b.	If Company and Operator are not willing to accept
the Upgrade Committee's recommendation and are not otherwise able to reach agreement as to the matters in dispute, then, within thirty (30) days after the Upgrade Committee's recommendation is issued, either Company or Operator may file a demand for arbitration with the Center for Public Resources, Inc. ("CPR"), asking the arbitrator to determine what the Initial Upgrade
Schedule or the Revised Upgrade Schedule, as applicable, should be. If neither party submits the matter to arbitration within thirty (30) days after the Upgrade Committee's recommendation is issued, the Initial Upgrade Schedule or Adjusted Upgrade
Schedule, as recommended by the Upgrade Committee, shall be the Initial Upgrade Schedule or Adjusted Upgrade Schedule, as applicable, for purposes of this Schedule B.

		c.	If either party submits a demand for arbitration,
then within twenty (20) days, each of Company and Operator shall submit a position statement to the arbitrator, who shall have been selected as provided below, setting forth its proposed
Initial Upgrade Schedule or Adjusted Upgrade Schedule, as
applicable, and the basis for its position.   The arbitrator
shall rule that either Company's proposal or Operator's proposal shall be the Initial Upgrade Schedule or Adjusted Upgrade
Schedule, as applicable.  The arbitrator may not issue any other ruling.  The arbitrator shall issue his ruling within twenty (20)
days after the date Company and Operator were required to submit
their position statements to the arbitrator.   The arbitrator's
decision shall be binding on Company and Operator, unless the arbitrator has failed to follow the procedures set forth herein.
For purposes of this Schedule B, the arbitrator's fees and expenses and the other administrative expenses of the arbitration shall be paid by the non-prevailing party.

		d.	If CPR shall cease to exist or refuse to
arbitrate such dispute, Company and IPHFHA shall have the right to jointly appoint a substitute neutral organization to arbitrate disputes between Company and its franchisees, and the rules of such substitute organization shall govern such arbitrations. Except as otherwise provided in this Schedule B, the arbitration shall be conducted in accordance with the CPR's (or its
substitute's) rules of commercial arbitration.   All arbitrations
shall be conducted at a place designated by the arbitrator. Copies of all arbitration awards shall be immediately sent to IPHFHA by Company.

		e.	The Upgrade Committee shall be comprised of two
Pizza Hut franchisees in good standing selected by IPHFHA and two representatives from Company who are not from the Development
Department or such other department within Company responsible for restaurant development within the System.

		5.	Company and IPHFHA shall jointly appoint an arbitrator
(the "Designated Arbitrator") to hear all disputes arising with respect to matters subject to this Schedule B. If a Designated
Arbitrator dies, becomes disabled, or is otherwise unable or unwilling to serve in that capacity, Company and IPHFHA shall jointly appoint a successor. Each of Company and IPHFHA shall have the right to ask for the appointment of a successor to the Designated Arbitrator (a
"Replacement Demand") after five decisions are issued by that Designated Arbitrator, but the replacement of a Designated Arbitrator shall not affect the arbitrator for any arbitrations filed before the Replacement Demand is received by Company or IPHFHA, as the case may be. If Company and IPHFHA have been unable at any time to agree upon the Designated Arbitrator, then an arbitrator for a dispute arising under this Schedule B shall be appointed by CPR (or its successor) in accordance with CPR's (or its successor's) rules of commercial arbitration.

	D.	For purposes of this Schedule B, an Anniversary Date shall
be December 31 of the applicable year, except that for purposes of Section D.2 below, the Anniversary Date for the Sixth Year shall be September 30, 2008.

		1.	Operator shall Relocate, Rebuild, or Remodel High
Volume Restaurants, Middle Volume/High Population Restaurants and 50% of Operator's Low Volume/High Population Restaurants in accordance with the following schedule:

                       Percentage of High Volume Restaurants,
                           Middle Volume/High Population
                       Restaurants, and 50% of Operator's Low
                         Volume/High Population Restaurants
                                To Have Been Upgraded
Anniversary                    By Such Anniversary Date*
-----------            --------------------------------------

First                                   0
Second                                  5
Third                                  15
Fourth                                 25
Fifth                                  35
Sixth                                  45
Seventh                                55
Eighth                                 70
Ninth                                  85
Tenth                                 100

* In determining whether Operator is in compliance with his development obligations pursuant to this Section D.1, the denominator of the fraction used to make such determination shall exclude (i) the number of Pizza Hut Restaurants that will be closed as set forth in the Initial Upgrade Schedule, and (ii) the number of Excepted Restaurants; and the numerator of such fraction shall include (i) all Pizza Hut Restaurants which have been Upgraded as provided in Section
B.2 above, and (ii) any other Pizza Hut Restaurants which have been opened, Relocated, Rebuilt or Remodeled, as provided in Section B.6 above. If a Pizza Hut Restaurant is reclassified pursuant to Section
C.3 above, then the denominator used in calculating this percentage shall be adjusted appropriately.

		2.	Operator shall Reimage Excepted Restaurants, Middle
Volume/Low Population Restaurants and Low Volume/Low Population
Restaurants in accordance with the following schedule:

                         Percentage of Excepted Restaurants,
                            Middle Volume/Low Population
                           Restaurants and Low Volume/Low
                               Population Restaurants
                       To Have Been Fully Reimaged, Partially
                           Reimaged, Relocated, Rebuilt or
                                      Remodeled,
Anniversary                    By Such Anniversary Date*
-----------            --------------------------------------

First                                  20
Second                                 35
Third                                  50
Fourth                                 65
Fifth                                  80
September 30, 2003                    100

* In determining whether Operator is in compliance with his development obligations pursuant to this Section D.2, the denominator of the fraction used to make such determination shall exclude the number of Pizza Hut Restaurants that will be closed as set forth in the Initial Upgrade Schedule. If a Pizza Hut Restaurant is reclassified pursuant to Section C.3.a above, then the denominator used in calculating this percentage shall be adjusted appropriately.

	E.	1.	For purposes of this Section E, a "Checkpoint Date"
shall occur upon the third, sixth, eighth and tenth Anniversary Dates.

		2.	If, as of the third Anniversary Date, (a) the
percentage of Pizza Hut Restaurants which Operator has Upgraded pursuant to Section D.1 is not within 90% of the number of Pizza Hut Restaurants which Operator was required to have Upgraded pursuant to Section D.1 (the "Checkpoint Date Percentage"), then upon written notice from company to Operator, such Upgrade deficiency shall constitute a "Reversionary Event." Upon the occurrence of such a Reversionary Event, the provisions of this Agreement shall be amended as follows:

		a.	The first paragraph of Article I.A.1. will be
deemed deleted in its entirety and replaced with the following:

"Company hereby grants to Operator, for a term beginning on January 1,2003 and ending on March 1, 2010 (the "Term"), subject to a fifteen-year renewal as provided in Article
XXI, the right and license, and Operator hereby undertakes the obligation, to operate the business described below under the mark "Pizza Hut" and such other of Company's
Marks as may be designated by Company, and to operate such business solely in accordance with Company's System, and only at locations in the following geographical territory
(hereinafter called the "Territory"):

Counties of Big Horn, Carbon, Dawson, Fallon, Richland,
Roosevelt, Sheridan and Valley, Montana

[The Article XXI referred to above shall be to such provision as amended by Section E.2.e. below.]

		b.	Article I.D.4. will be deemed deleted in its
entirety.

		c.	Article III.C. will be deemed deleted in its
entirety and
replaced with the following:

"Subject to the limitations set forth below, Company may require extensive structural changes, major remodeling and renovation, and substantial modifications to existing improvements as necessary for Operator's System Restaurants to conform with Company's then-current System image only if Company follows the same pretesting requirements as in
Article III.B.1. Company may not require any such work at a particular System Restaurant less than seven (7) years after that System Restaurant opened, less than seven (7) years after the System Restaurant was Rebuilt or Relocated, or less than five (5) years after the System Restaurant was Remodeled. Upon receipt of notice, Operator shall fully implement such changes to its System Restaurants operating under this Agreement, but in no event will Operator be required to implement such changes until the year following the date on which the changes have been implemented in a total of at least thirty percent (30%) of the Company-owned
System Restaurants in the United States, and in no event will Operator be required during any calendar year to implement such changes at a faster percentage rate than made to Company-owned System Restaurants for the prior calendar year. Notwithstanding the foregoing, Company may require that all of Operator's System Restaurant be maintained consistent with Company's image and, by no later than September 30, 2008, include only the new "Pizza Hut" logo and signage."

		d.	Article IX.A.2. will be deemed deleted in its
entirety and replaced with the following:

"A monthly service fee of four percent (4%) per month of the previous month's gross sales (as defined in Article X.)
for each of Operator's System Restaurants. If, by reason of state law, Company is prohibited from receiving a percentage of alcoholic beverage sales, Operator shall pay
Company an equivalent amount not to exceed four and one-half percent (4.5%) of gross food and non-alcoholic beverage sales instead of four percent (4%) of total gross sales."

		e.	Article XXI will be deleted in its entirety and
replaced with the following:

	"A.	Unless terminated as herein otherwise provided,
Operator shall have the option at the expiration of the initial term of this Agreement to renew the franchise granted hereunder for a single renewal term of fifteen (15) years by executing Company's then-current form of Franchise
Agreement, provided that:

		1.	Operator gives Company written notice of
its election to renew not less than two (2) months nor more than nine (9) months prior to the expiration of the initial term;

		2.	Operator executes a general release under
seal, in a form prescribed by Company, of any and all claims against Company, its affiliates, subsidiaries, shareholders, directors, officers, and employees;

		3.	Operator, at the time of notice of election
to renew and at the end of the initial term, is not in default of any of the terms or conditions of this Agreement or any other agreement between Operator and Company, its subsidiaries and affiliates, and has substantially complied with the terms and conditions of all such agreements during the term of this Agreement;

		4.	All of Operator's accrued monetary
obligations to Company, its subsidiaries and affiliates, have been satisfied prior to renewal, and timely met throughout the term of this Agreement; and

		5.	Operator is in compliance with the
standards set forth in Company's then-current Manual and has made such modernization and renovations (including, without limitation, signs, furnishings, interior and exterior decor, fixtures, equipment, and structural changes) and repairs and maintenance to Operator's System
Restaurants as Company may have required and may require pursuant to Article III.B. and C. and Article XXII.
However, in no event will Company require as a condition of renewal extensive structural changes, major remodeling and renovation, and substantial modification to existing improvements except in accordance with Article III.C.

[The Article III.C. referred to above shall be to such provision as amended by Article E.2.c. above.]

	B.	The franchise agreement to be executed at renewal
shall require Operator to pay the initial franchise fees, the monthly service fees, and the advertising payments then being charged by Company, which may be higher than those contained hereunder, and which shall thereafter apply to all of Operator's System Restaurants. No initial franchise fee will be due upon renewal with respect to those of Operator's System Restaurants already opened as to which Operator has previously paid an initial franchise fee. The terms of the franchise agreement to be executed at renewal may be different from the terms of this Agreement.
Notwithstanding the foregoing, the service fee rate applicable to gross sales at Pizza Hut Restaurants that Operator has opened, Rebuilt, Relocated or Remodeled in accordance with Company's specifications regarding such asset actions since January 1, 1998, will not exceed 4% during the renewal term.

	C.	No later than two (2) years prior to the
expiration of this Agreement, Company will notify Operator in writing whether or not Operator appears then to be eligible to renew the franchise granted hereunder. If
Company advises Operator that the franchise is not eligible for renewal, it will specify the reasons for such ineligibility. One (1) year thereafter, Company will provide a similar notice to Operator specifying whether any deficiencies noted in the prior notice have been cured. In no event shall the provisions of Article XXI.C. relieve
Operator from the requirements of Article XXI.A. or in any way affect Company's rights and remedies under Articles
XIX. and XX."

		f.	During the Term and any renewal term, and so long
as Operator is not in default hereunder, Company will not develop, franchise or license another to operate a Pizza Hut
Restaurant within a circle centered on the location of those existing Pizza Hut Restaurants that contain 15, 000 households, but in no event will such circle of protection have a radius of less than one mile or greater than 10 miles; provided, however this radius protection shall only apply to those Pizza Hut
Restaurants which Operator has Rebuilt, Relocated or Remodeled, as set forth in Schedule B between January 1, 1998 and the date of the Reversionary Event.

		g.	This Schedule B will be deemed deleted in its
entirety, except for the definitions of "Rebuild", "Relocate", and "Remodel" contained therein.

		3.	Unless a Reversionary Event has occurred under this
Agreement, as provided in Section E.2 above, then the following provisions of this Section E shall be applicable:

		a.	If, on any Checkpoint Date, the percentage of
Pizza Hut Restaurants which Operator has Upgraded as of such date is less than the Required Checkpoint Date Percentage, then after such Checkpoint Date the amount of the monthly Service Fee, as specified in Article IX, shall be increased as of the end of each month (or if Service Fees for Operator are calculated on some other time-period basis, at the end of the applicable accounting period comparable to a month) (the "Additional Service Fee Determination Date") by an amount (the "Additional Service Fee") determined as follows:

	i.	Determine the number of Pizza Hut Restaurants
which should have been Relocated, Rebuilt or Remodeled ("Major Upgraded") pursuant to Section D.1 by multiplying
(X) the applicable Checkpoint Date Percentage of High
Volume Restaurants, Middle Volume/High Population
Restaurants and Low Volume/High Population Restaurants scheduled to have been Major Upgraded by such date, by (Y) the total number of Pizza Hut Restaurants which are scheduled to be Major Upgraded pursuant to Section B.1.
(the "Minimum Required Major Upgrade Pizza Hut
Restaurants").

	ii.	Calculate the Additional Service Fee by (A)
subtracting the actual number of Pizza Hut Restaurants which have been Major Upgraded as of the Checkpoint Date from the Minimum Required Major Upgrade Pizza Hut
Restaurants scheduled to have been Major Upgraded as of such date, and multiplying the result by (B) the average unit volume ("AUV") per month (or if Service Fees for Operator are calculated on some other time-period basis, for the applicable accounting period comparable to a month) for all of Operator's Pizza Hut Restaurants, which are to be Major Upgraded, for the last 12 months and (C) multiplying that number by one percent (1%).

	b.	Additional Service Fees shall be calculated and
payable at the end of each month (or if Service Fees for Operator are calculated on some other time-period basis, at the end of the applicable accounting period comparable to a month) until the number of Pizza Hut Restaurants that have been Upgraded equals or exceeds the number of Pizza Hut Restaurants that should have been upgraded as of the last Checkpoint Date.

		Example of how to calculate the Additional Service Fee are attached hereto as Schedule B-2. The Additional Service Fees to which Company may be entitled hereunder shall be Company's sole and exclusive remedy with respect to Operator's breach of, or default under, the provisions of this Schedule B.

	F.	Company and IPHFHA may mutually agree upon such rules as
they jointly deem appropriate to implement the provisions of this Schedule B to the extent that such rules are not inconsistent with the terms hereof.

	G.	Only disputes and controversies arising out of the
requirements of this Schedule B shall be submitted to arbitration as described above.

	H.	Company may require extensive structural changes, major
remodeling and renovation, and substantial modifications to existing improvements as necessary for Operator's System Restaurants to conform with Company's then-current System image (a "Refurbish") subject to the requirements in Article III.B.2 of this Franchise Agreement. Company may not require any such work at a particular Pizza Hut Restaurant less than seven (7) years after the Pizza Hut Restaurant opened; less than seven years (7) years after the Restaurant was Relocated or Rebuilt; or less than five (5) years after it was last Remodeled, Reimaged or Refurbished or as to any other System Restaurant, after it was last Refurbished as set forth in Article III.B.2. In no event shall Company mandate an additional Refurbish under Article III.B.2 with respect to Pizza Hut Restaurants Relocated, Rebuilt or Remodeled prior to January 1, 2013 or at a rate in excess of fifteen percent (15%) per annum of Operator's Pizza Hut Restaurants which have been Rebuilt, Relocated or Remodeled. Upon receipt of written notice, Operator shall fully implement such changes to each of its System Restaurants operating under this Agreement, but in no event will Operator be required during any calendar year to implement such changes at a faster percentage rate than made to Company-owned System Restaurants in the United States for the prior calendar year.

	I.	In making any calculations pursuant to this Schedule B, all
percentages shall be expressed in terms of decimals (e.g. "75%" shall be ".75").



                           SCHEDULE B-1
  LIST OF FRANCHISE AGREEMENTS WHOSE RESTAURANTS ARE SUBJECT TO THE
                    PROVISIONS OF SCHEDULE B


Franchise Agreement 558 - American Pizza Partners, L.P.
Franchise Agreement 559 - American Pizza Partners, L.P.
Franchise Agreement 561 - American Pizza Partners, L.P.
Franchise Agreement 562 - American Pizza Partners, L.P.
Franchise Agreement 566 - American Pizza Partners, L.P.
Franchise Agreement 567 - American Pizza Partners, L.P.
Franchise Agreement 568 - American Pizza Partners, L.P.
Franchise Agreement 570 - American Pizza Partners, L.P.
Franchise Agreement 572 - American Pizza Partners, L.P.
Franchise Agreement 841 - American Pizza Partners, L.P.
Franchise Agreement 843 - American Pizza Partners, L.P.
Franchise Agreement 851 - American Pizza Partners, L.P.
Franchise Agreement 852 - American Pizza Partners, L.P.
Franchise Agreement 1068 - American Pizza Partners, L.P.
Franchise Agreement 1076 - American Pizza Partners, L.P.
Franchise Agreement 1078 - American Pizza Partners, L.P.
Franchise Agreement 1079 - American Pizza Partners, L.P.
Franchise Agreement 858 - Oklahoma Magic, L.P.
Franchise Agreement 237 - Seaside Pizza, L.L.C.
Franchise Agreement 674 - Mountain View Pizza LLC
Franchise Agreement 806 - Mountain View Pizza LLC



                       SCHEDULE B-2

       EXAMPLE OF ADDITIONAL SERVICE FEE CALCULATION

Assumptions:

*	103 Stores Open Today
*	3 Underperforming Stores to be Closed
*	57 Stores over $14,000 WPSA
*	6 Stores $9,500 - $14,000 WPSA and over 15,000 Population
*	30 Stores $9,500 - $14,000 WPSA and under 15,000 Population
*	4 Stores under $9,500 WPSA and over 15,000 Population
*	3 Stores under $9,500 WPSA and under 15,000 Population
------------------------------------------------------------------

                                               Formula  Example

A  Total Number of Stores                         A       103
B  Less Underperforming Stores to be Closed      -B        -3
                                              -----     -----
C  Net Stores Requiring Action (A-B)              C       100
                                              =====     =====

Stores to be Remodeled
----------------------
D  Over $14,000 WPSA                              D        57
E  Plus $9,500 to $14,000 WPSA and over 15,000
   Pop.                                          +E        +6
F  Plus 50% of under $9,500 WPSA and over
   15,000 Pop.                                   +F        +2
                                              -----     -----
G  Gross Stores In Remodel Category (D+E+F)       G        65
   Multiplied by "Exception %"                x87.5%    x87.5%
                                              -----     -----
H  Net Stores to be Remodeled: G x 87.5%
   (Rounded Down)                                 H        56
                                              =====     =====


Stores to be Reimaged
---------------------
I  $9,500 to $14,000 WPSA and under
   15,000 Pop.                                    I        30
J  Plus "Excepted Stores" (G-H)                  +J        +9
                                              -----     -----
K  Total Stores to be Re-imaged                   K        39
                                              =====     =====

Stores to Have Partial Reimages
-------------------------------
L  50% of under $9,500 WPSA and over
   15,000 Pop.  (Same as F)                       L         2
M  Plus under $9,500 WPSA and under
   15,000 Pop.                                   +M        +3
                                              -----     -----
N  Total Stores to have Partial Re-Image          N         5
                                              =====     =====

T  Total Assets Requiring Action (H+K+N)          T       100



                             SCHEDULE C

                    IT FUNCTIONAL SPECIFICATIONS

1.	POS Functional Specifications

a.	Complete precheck order processing for dine-in, carryout,
delivery, window/counter and drive thru (as applicable).

b.	Flexible pricing and promotion support.

c.	Taxation by occasion, product class or bracketed tax.

d.	Automated cash out with cash control reporting.

e.	Tracking and reporting of Delivery Driver Reimbursements.

f.	Delivery customer database.

g.	Backup and recovery; automated.

h.	Database of transaction level detail for all transactions
(such warehousing of information should be discussed as to centralized approach).

i.	Electronic I/O reporting features compatible with PHI.
(Note: Any data collection should not impede Operator's ability to collect his own data).

2.	Back of House Specifications

a.	Tracking and reporting of ideal usages.

b.	Automated time keeping.


                              SCHEDULE D

                           SIDE AGREEMENTS
                             (attached)

CERTIFICATE OF PARTNERSHIP RESOLUTIONS

	The undersigned certifies to Pizza Hut, Inc. ("Franchisor"), that he is the managing partner of American Pizza Partners, L. P., a
Delaware limited partnership ("Operator"), and that at a duly convened joint meeting of the partners of Operator, attended by all of them,
held on the 		 day of 			, 2002, the following
resolutions were unanimously adopted:

	WHEREAS, Operator has entered into a 2003 Territory Franchise Agreement (the "Agreement") with Franchisor to operate Pizza Hut
Restaurants in a territory specified in Article I. A. of the Agreement; and,

	WHEREAS, Articles XVI. and XVII. of the Agreement impose certain requirements upon Operator, restrict the issuance and transfer of any interest in Operator, and require that Operator submit to Franchisor a resolution of all of the partners of Operator, which states that without Franchisor's prior written consent, no interest in Operator shall be issued, transferred, or assigned to any person or legal entity;

	NOW, THEREFORE, be it resolved (by all of the partners of Operator) that, except as permitted by Articles XVI., XVII., and XVIII. of the Agreement, no interests in Operator shall be issued, transferred, or assigned to any person or legal entity without Franchisor's written consent.

The undersigned further certifies to Franchisor that the Articles of Partnership and Bylaws of Operator restrict Operator's business activities to operations licensed by Franchisor or its subsidiaries and affiliates, and that Operator is in compliance with those restrictions.

This certificate is executed ____________________________.

                                    RMC AMERICAN MANAGEMENT, INC.
                                    Managing Partner

                                    By:___________________________
                                    Hal W. McCoy, President

(CORPORATE SEAL)


                  PARTNERSHIP AGREEMENT AND GUARANTY

	WHEREAS, PIZZA HUT, INC. ("Company"), a California corporation, has granted a 2003 Territory Franchise Agreement (the "Agreement") to American Pizza Partners, L. P. ("Operator"), a Delaware limited partnership with its principal place of business at 3020 N. Cypress Rd., Suite 100, Wichita, Kansas 67226; and,

	WHEREAS, the undersigned are all of the individuals holding a direct or indirect interest in the Agreement or in Operator as general or limited partners; and,

	WHEREAS, Company has placed great reliance upon the ability of the undersigned in granting the Agreement to Operator,

	NOW, THEREFORE, in consideration of Company's granting the Agreement to Operator to operate Pizza Hut Restaurants in the territory specified in Article I. A. of the Agreement, and pursuant to
Article XVII. of the Agreement, the undersigned, being all of the individuals having a direct or indirect interest in the Agreement or to Operator as general or limited partners, jointly and severally covenant with Company as follows:

	1.	Except as permitted under Articles XVI., XVII., and XVIII.
of the Agreement, neither Operator nor any person with an interest in Operator shall, without Company's prior written consent, directly or indirectly, issue, sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any direct or indirect interest in the Agreement or any direct or indirect interest in Operator.

	2.	Each of the undersigned who holds, directly or indirectly,
a ten percent (10%) or greater interest in the Agreement or in Operator personally guarantees, jointly and severally, the full payment and performance of each of Operator's obligations to Company.

	3.	Each of the undersigned individually undertakes to be bound
by all of the terms of the Agreement, including, without limitation, the restrictions on transfers of interests in Operator and the covenants of confidentiality and against competition.

	4.	This Partnership Agreement and Guaranty may be executed in
counterparts, and will bind each person who signs, even if one or more other individual owners of an interest in Operator fails or refuses to sign. This Partnership Agreement and Guaranty inures to the benefit of Company and does not amend or supersede any agreement or undertaking among the undersigned relating to internal corporate matters.


	WITNESS our signatures on the dates set forth below our names.


WITNESS:


____________________________   __________________________________
                               Hal W. McCoy
                               Date:_____________________________

WITNESS:


____________________________   __________________________________
                               Hal W. McCoy, Jr.
                               Date:_____________________________

WITNESS:                       AMERICAN RESTAURANT PARTNERS, L.P.
                               By:  RMC AMERICAN MANAGEMENT, INC.,
                               General Partner
____________________________   By:_______________________________
                                  Hal W. McCoy, President
                               Date:_____________________________

WITNESS:                       RMC AMERICAN MANAGEMENT, INC.


_____________________________  By:_______________________________
                                  Hal W. McCoy, President
                               Date:_____________________________



                CERTIFICATE LISTING PARTNERS

The undersigned, who is the Managing Partner of American Pizza
Partners, L. P. ("Operator"), hereby certifies to Pizza Hut, Inc., that the following information is true and correct and reflects all of the officers and directors of Operator and all of the individuals who own (directly or indirectly) any interest in Operator:


                                            Percentage
                                                of
           Name                              Interest
---------------------------------           ----------

American Restaurant Partners, L.P.              99%
RMC Partners, L. P.                             .9%
RMC American Management, Inc.                   .1%




DATED as of the 		 day of 			, 2002.


                    RMC AMERICAN MANAGEMENT, INC.


                    _____________________________________
                    Hal W. McCoy, Managing Partner

(CORPORATE SEAL)




                    SCHEDULE OF FRANCHISE AGREEMENTS


                                Franchise
Franchise Agreement  #	        Holder
______________________________________________________________________

572                             American Pizza Partners, L.P.

                ARTICLE XXX.TERRITORY DESCRIPTION

Counties of Big Horn, Campbell, Freemont, Park, Sheridan and Washakie,
WY.
______________________________________________________________________

559                             American Pizza Partners, L.P.

                ARTICLE XXXI.TERRITORY DESCRIPTION

Counties of Custer, Deer Lodge, Gallatin, Park, Rosebud, Silver Bow and Yellowstone, MT.
______________________________________________________________________

562                             American Pizza Partners, L.P.

                ARTICLE XXXII.TERRITORY DESCRIPTION

Counties of Bell and Coryell, TX.
______________________________________________________________________

843                             American Pizza Partners, L.P.

                ARTICLE XXXIII.TERRITORY DESCRIPTION

City of Round Rock, TX, as its city limits existed on October 21, 2001
______________________________________________________________________

852                             American Pizza Partners, L.P.

               ARTICLE XXXIV.TERRITORY DESCRIPTION

A portion of Williamson County, Texas west of State Highway 95, excluding the Cities of Georgetown, Round Rock and Taylor, and excluding that portion of Williamson County that lies west of West Parmer Road and south of State Highway 620.

Monthly Service Fees shall be lowered to 0% for delivery restaurant located at 1525 Cypress Creek Road, Cedar Park, TX for a period of 20 years from the date it opened (September 12, 2001).
______________________________________________________________________

567                             American Pizza Partners, L.P.

               ARTICLE XXXV.TERRITORY DESCRIPTION

City of Georgetown, TX.
______________________________________________________________________

561                             American Pizza Partners, L.P.

               ARTICLE XXXVI.TERRITORY DESCRIPTION

Counties of Bastrop, Polk, San Jacinto, Tyler and Trinity, TX.
______________________________________________________________________

851                            American Pizza Partners, L.P.

               ARTICLE XXXVII.TERRITORY DESCRIPTION

Counties of Chattanooga, Haralson, Lamar, Monroe, Peach and Polk.
______________________________________________________________________

841                            American Pizza Partners, L.P.

               ARTICLE XXXVIII.TERRITORY DESCRIPTION

Vernon Parish, LA
______________________________________________________________________

570                            American Pizza Partners, L.P.

               ARTICLE XXXIX.TERRITORY DESCRIPTION

Lee County, TX.
______________________________________________________________________

566                            American Pizza Partners, L.P.

               ARTICLE XL.TERRITORY DESCRIPTION

Counties of Crane, Crockett, Duval, Irion, McMullen, Reagan, Terrell, and Upton. (Wilson County (Floresville) sold to Four-B 12/14/99)
_____________________________________________________________________

558                            American Pizza Partners, L.P.

               ARTICLE XLI.TERRITORY DESCRIPTION

Counties of Big Horn, Carbon, Dawson, Fallon, Richland, Roosevelt, Sheridan and Valley, MT.
______________________________________________________________________

1068                           American Pizza Partners, L.P.

               ARTICLE XLII.TERRITORY DESCRIPTION

Counties of McLennan and Wood, TX.
______________________________________________________________________

1076                           American Pizza Partners, L.P.

               ARTICLE XLIII.TERRITORY DESCRIPTION

County of Fayette, TX.
______________________________________________________________________

1078                           American Pizza Partners, L.P.

               ARTICLE XLIV.TERRITORY DESCRIPTION

County of Taylor, TX.
______________________________________________________________________

1079                           American Pizza Partners, L.P.

               ARTICLE XLV.TERRITORY DESCRIPTION

A portion of Williamson County East of State Highway 95 (excluding the City of Taylor), TX.
______________________________________________________________________

568                            American Pizza Partners, L.P.

               ARTICLE XLVI.TERRITORY DESCRIPTION

Counties of Camp, Franklin, and Titus, TX. Sold City of Greenville and Hopkins and Hunt counties to PHI in 10/92.
______________________________________________________________________

858                            Oklahoma Magic, L.P.

               ARTICLE XLVII.TERRITORY DESCRIPTION

Counties of Canadian, Cleveland (excluding the town of Noble) and Oklahoma, OK.

Monthly Service Fees shall be lowered to 0% for dine-in restaurant located at the intersection of Northwest Expressway and Council in OKC for a period of 20 years from the date it opens.

______________________________________________________________________

674                            Mountain View Pizza LLC

               ARTICLE XLVIII.TERRITORY DESCRIPTION

Pitkin County, Colorado
______________________________________________________________________

806                            Mountain View Pizza LLC

               ARTICLE XLIX.TERRITORY DESCRIPTION

Counties of Jackson, Larimer and Weld, Colorado
______________________________________________________________________